Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of April 27, 2006

among

SENSATA TECHNOLOGIES B.V.

as BV Borrower

SENSATA TECHNOLOGIES FINANCE COMPANY, LLC

as US Borrower

SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V.

as Parent

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

THE INITIAL L/C ISSUER AND INITIAL SWING LINE LENDER NAMED HEREIN

As Initial L/C Issuer and Initial Swing Line Lender

THE OTHER LENDERS PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.

BANC OF AMERICA SECURITIES LLC

GOLDMAN SACHS CREDIT PARTNERS, L.P.

as Joint Lead Arrangers and as Joint Bookrunners

BANK OF AMERICA, N.A.

as Syndication Agent

and

GOLDMAN SACHS CREDIT PARTNERS, L.P.

as Documentation Agent

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SIGNATURES	S-1

SCHEDULES

I	Guarantors
II	Foreign Security Agreements
III	Consolidated EBITDA
2.01	Commitments
4.01(a)(vi)(E)	Landlord/Warehouse Collateral Access Agreements
5.06	Disclosed Litigation
5.07(c)	Real Properties Pledged as Collateral
5.10(b)	Material ERISA Claims, Actions, Suits, or Action by Governmental Authority
5.10(c)	ERISA Events or Material Liabilities
5.11	Subsidiaries
5.14	IP Rights
6.14(c)	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(c)(i)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Domestic Guaranty
F-2	Foreign Guaranty
G	Domestic Security Agreement
H-1	Kirkland & Ellis LLP Opinion
H-2	Loyens Loeff and Van Doorne Opinions
H-3	Creel, Garcia-Cuellar y Muggenburg, S.C. Opinion
H-4	Pinheiro Neto Advogados Opinion
H-5	Bae, Kim & Lee Opinion
H-6	O’Melveny & Meyers, Tokyo Office Opinion
H-7	Azim, Tunku Farik & Wong Opinion
I	Administrative Questionnaire

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 27, 2006 among SENSATA TECHNOLOGIES B.V., a besloten vennootschap organized under the laws of the Netherlands (the “BV Borrower”), SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (the “US Borrower”), SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a besloten vennootschap organized under the laws of the Netherlands (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), the Initial L/C Issuer, the Initial Swing Line Lender and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

PRELIMINARY STATEMENTS

Pursuant to an asset purchase agreement (as amended, the “Purchase Agreement”) dated as of January 8, 2006, between Texas Instruments Incorporated (the “Seller”) and S&C Purchase Corp., a wholly-owned subsidiary of the BV Borrower, the BV Borrower will acquire (the “Acquisition”) substantially all of the assets, including the stock of certain subsidiaries (the “Purchased Subsidiaries”) of the Seller, and assume substantially all of the liabilities of the assets constituting the sensors and controls division of the Seller (the “Acquired Business”).

The Borrowers have requested that (a) substantially contemporaneously with the consummation of the Acquisition (i) the US Term Lenders make US Term Loans to the Borrowers in an aggregate principal amount of $950,000,000 and (ii) the Euro Term Lenders make Euro Term Loans to the Borrowers in an aggregate principal amount of €325,000,000 to (A) finance the Acquisition and (B) pay the fees, costs and expenses incurred in connection with the Transactions, and (b) from time to time, the Revolving Credit Lenders lend to the Borrowers and the L/C Issuer issue Letters of Credit for the account of the Borrowers and the Restricted Subsidiaries under a $150,000,000 Revolving Credit Facility.

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lender” has the meaning specified in Section 2.05(b)(vii).

“Acquired Business” has the meaning specified in the preliminary statements to this Agreement.

“Acquired EBITDA” means, with respect to any entity or business acquired in a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of such entity or business (determined as if references to the Borrowers and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such entity or business and its Subsidiaries), all as determined on a consolidated basis for such entity or business.

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“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Additional Commitments Effective Date” has the meaning specified in Section 2.14(b).

“Additional Revolving Credit Commitments” means the commitments of the Additional Revolving Credit Lenders to make Additional Revolving Credit Loans pursuant to Section 2.14.

“Additional Revolving Credit Lenders” means the lenders providing the Additional Revolving Credit Commitments.

“Additional Revolving Credit Loans” means any loans made in respect of any Additional Revolving Credit Commitments that shall have been added pursuant to Section 2.14.

“Additional Term Commitments” means the commitments of the Additional Term Lenders to make Additional Term Loans pursuant to Section 2.14.

“Additional Term Lenders” means the lenders providing the Additional Term Loans.

“Additional Term Loans” means any loans made in respect of any additional Term Commitments that shall have been added pursuant to Section 2.14.

“Adjusted Consolidated Funded Indebtedness” means, on any day, the sum of (a) with respect to Consolidated Funded Indebtedness consisting of revolving borrowings, the average daily outstanding amount of such revolving borrowings for the four fiscal quarters most recently ended on or prior to such day (or, if fewer than four full fiscal quarters have elapsed since the Closing Date, for the period commencing on the Closing Date and ending on the last day of the fiscal quarter most recently ended on or prior to such day) plus (b) with respect to all other Consolidated Funded Indebtedness, the outstanding amount thereof on such day.

“Administrative Agent” means Morgan Stanley in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrowers, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit I.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that portfolio companies of the Sponsor that are not Subsidiaries of the Parent shall be deemed not to be Affiliates of any Loan Party. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, the Collateral Agent and, in each case, the officers, directors, employees, agents and attorneys-in-fact of such Person.

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“Agents” means, collectively, the Administrative Agent, the Syndication Agent and each Documentation Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, (A) for Eurodollar Rate Loans, 1.75%, (B) for EURIBOR Loans, 2.00% and (C) for Base Rate Loans, 0.75%;

(b) with respect to the Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until receipt by the Administrative Agent of a Compliance Certificate pursuant to Section 6.02(b) with respect to the fiscal quarter ending June 30, 2006 (A) for Eurodollar Rate Loans and for EURIBOR Loans, 2.00%, (B) for Base Rate Loans, 1.00%, (C) for Letter of Credit fees, 2.25% and (D) for Revolving Commitment Fees, 0.50% and (ii) thereafter, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate	Revolving Credit Commitment Fee Rate
1	≥ 5.50:1	2.00%	1.00%	0.50%
2	≥4.50:1 but < 5.50:1	1.75%	0.75%	.0.50%
3	≥4.00:1 but < 4.50:1	1.50%	0.50%	0.375%
4	< 4.00:1	1.25%	0.25%	0.375%

Any increase or decrease in the Applicable Rate set forth in subsection (b) above resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, pricing level 1 shall apply, (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply); and

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(c) with respect to any Additional Term Loans or Additional Revolving Credit Commitments, such amount as may be agreed to by the applicable Borrower, the Administrative Agent and the Additional Term Lenders or Additional Revolving Credit Lenders, as the case may be.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents”.

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., each in its capacity as a joint lead arranger and joint bookrunner for the Facilities.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, documented out-of-pocket expenses and documented out-of-pocket disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest published by the Wall Street Journal, from time to time, as the “prime rate”; and

(ii)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bilateral Providers” has the meaning specified in the Domestic Security Agreement.

“Borrower” means the BV Borrower or the US Borrower, as the context may require, and “Borrowers” means, collectively, the BV Borrower and the US Borrower.

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“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the BV Borrower, the US Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in (a) when used in relation to any Borrower, the state where the Administrative Agent’s Office and the L/C Issuer’s Office are located and (b) when used in relation to the BV Borrower, the Netherlands, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan or EURIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan or EURIBOR Loan, means any such day on which dealings in deposits in Dollars or Euros, as the case may be, are conducted by and between banks in the London interbank eurodollar or Euro market, as the case may be.

“BV Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“CapEx Pull-Forward Amount” has the meaning specified in Section 7.16(b).

“Capital Expenditures” means, as of any date for the applicable period then ended, all additions to plant, property and equipment and other capital expenditures of the Borrower Parties on a consolidated basis for such period that are required to be set forth in the consolidated statement of cash flows, as determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute any of the following, without duplication: (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person other than a Borrower Party pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Disposition in accordance with Section 2.05(b)(ii), Casualty Event or Equity Issuance by any Borrower Party, (d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower Parties within 12 months of receipt of such proceeds, (e) interest capitalized during such period, (f) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Borrower Party) and for which no Borrower Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (g) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (h) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (i) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent

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that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, or (j) any transition costs associated with (i) becoming a stand-alone entity and (ii) becoming a public company, to the extent such costs are classified as Capital Expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the BV Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii)(A) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer (including any of the Lenders), in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;

(e) Investments, classified in accordance with GAAP as current assets of the BV Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

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(f) solely with respect to the BV Borrower and any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the Netherlands or any member nation of the European Union whose legal tender is the euro and which are denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the Netherlands or any such member nation of the European Union is pledged in support thereof.

“Cash Management Obligations” means obligations owed by any Loan Party to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services designated by the BV Borrower as constituting Cash Management Obligations.

“Cash on Hand” means, on any date of determination, the sum of the amount of cash and Cash Equivalents of the Borrower Parties, as set forth on the balance sheet of the BV Borrower and its consolidated Subsidiaries (it being understood that such amount shall exclude in any event any cash or Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents restricted in favor of the Secured Parties)).

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the BV Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

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(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the BV Borrower or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock or other common Equity Interests having ordinary voting power of the BV Borrower equal to more than fifty percent (50%) of the amount of common stock or other common Equity Interests having ordinary voting power of the BV Borrower owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities having ordinary voting power of the BV Borrower held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding voting securities having ordinary voting power of the Qualifying IPO Issuer and (y) the percentage of the then outstanding voting securities having ordinary voting power of the Qualifying IPO Issuer owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of the Qualifying IPO Issuer shall consist of a majority of the Continuing Directors; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c) at any time prior to a Qualifying IPO of the BV Borrower, the BV Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Parent.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term Lenders, Additional Revolving Credit Lenders or Additional Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term Commitments, Additional Revolving Credit Commitments or Additional Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Additional Revolving Credit Loans or Additional Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Representations and Warranties” means, solely with respect to the Acquired Business, (a) those representations and warranties set forth in the final Purchase Agreement dated as of January 8, 2006 made by the Seller in respect of the Acquired Business that (i) are material to the interests of the Lenders and (ii) a breach of any of which would permit US Acquisition Corp. to terminate its obligations thereunder and (b) those representations and warranties set forth in Sections 5.01, 5.02, 5.03 and 5.15, in each case to the extent the same relate to the entering into and performance of the Loan Documents, and Section 5.12.

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“Code” means the US Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Morgan Stanley & Co. Incorporated, in its capacity as collateral agent under any of the Loan Documents, or any successor administrative agent.

“Collateral Documents” means, collectively, the Domestic Security Agreement, each Foreign Security Agreement, each Intellectual Property Security Agreement, the Mortgages, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties as security for the Secured Obligations, including collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other (other than a conversion of a Eurodollar Rate Loan to a Base Rate Loan), or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are paid or payable in cash with respect to such period.

“Consolidated EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i) total interest expense and to the extent not reflected in such total interest expense, the costs of surety bonds in connection with any financing activity and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk in the ordinary course of business, net of interest income and gains on such hedging obligations,

(ii) income, withholding, franchise and similar taxes and any tax distributions made pursuant to Section 7.06(e)(i) and Section 7.06(e)(iii) and foreign withholding taxes paid or accrued during such period,

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(iii) total depreciation and amortization expense (including non-cash amortization of debt discount or deferred financing costs),

(iv) letter of credit fees,

(v) cash fees, costs and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Disposition permitted under Section 7.05, Equity Issuance or Debt Issuance (in each case, whether or not consummated),

(vi) to the extent actually reimbursed or reimbursable, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or a Permitted Acquisition,

(vii) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,

(viii) management fees paid under Section 7.08(d) or any other monitoring, consulting or advisory fees and related expenses paid to Sponsor to the extent permitted under this Agreement,

(ix) to the extent deducted in calculating Consolidated Net Income for such period, any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment permitted under Section 7.02,

(x) non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xi) fees and expenses in connection with exchanges or refinancings permitted by Section 7.14,

(xii)(A) non-cash, non-recurring charges with respect to employee severance, relocation costs and curtailments or modifications to pension or post-retirement employee benefit plans, (B) other extraordinary, unusual or non-recurring non-cash charges (other than the write down of Current Assets), (C) (x) extraordinary, unusual or non-recurring cash charges incurred prior to the Closing Date plus (y) extraordinary, unusual or non-recurring cash charges in an aggregate amount under this clause (C) not to exceed $25,000,000 in any fiscal year and (D) cash charges paid in connection with litigation related to product liability in an aggregate amount not to exceed $10,000,000 in any fiscal year,

(xiii) with respect to the calculation of any covenant set forth in Section 7.11 for any applicable period, the Net Cash Proceeds from any issuance of Equity Interests by the BV Borrower to the Equity Investors in an amount not greater than 120% of the amount necessary to ensure that the Borrower Parties are in compliance with the covenants set forth in Section 7.11 for such period, solely to the extent that the Net Cash Proceeds therefrom (A) are actually received by the BV Borrower (including through capital contribution of such Net Cash Proceeds by Parent to the BV Borrower) no later than ten (10) days after the date of delivery of the applicable Compliance Certificate and

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(B) are Not Otherwise Applied; provided that any infusion of equity pursuant to a Notice of Intent to Make an Equity Infusion shall not be made more than twice in any twelve (12)-month period; it being understood that this clause (xiii) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 (including for purposes of the definition of “Pro Forma Basis”),

(xiv) any other non-cash charges or expenses to the extent such non-cash charges or expenses do not result in a cash payment in a future period,

(xv) one-time cash charges relating to the transition costs associated with (a) becoming a stand-alone entity and (b) becoming a public company; minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to cash actually received), minus

(d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(xii) above in such period or in a previous period (other than to the extent the amount thereof is within the basket provided for in clause (b)(xii)(C)), minus

(e) to the extent the amount thereof is greater than the amount permitted to be added to Consolidated Net Income pursuant to the basket in clause (b)(xii)(C) above, the amount of extraordinary, unusual or non-recurring cash charges in excess of such permitted amount that have been excluded in the determination of Consolidated Net Income for such period, plus/minus

(f) unrealized losses/gains in respect of Swap Contracts and other embedded derivatives or similar contracts incurred in the ordinary course of business that require the same accounting treatment as Swap Contracts, provided, there shall be excluded in determining Consolidated EBITDA currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts entered into to hedge against currency exchange risk in the ordinary course of business), all as determined in accordance with GAAP; provided that (a) notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 7.11 (including for purposes of the definition of “Pro Forma Basis”, but excluding for purposes of the definition of “Applicable Rate”), to the extent the receipt of any Net Cash Proceeds of any issuance of Equity Interests are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (b)(xiii) above and, as a result thereof, any Event of Default of the covenants set forth in Section 7.11 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period, and (b) Consolidated EBITDA of the BV Borrower for the fiscal quarter ended on December 31, 2005, March 31, 2006 and June 30, 2006 shall be as set forth on Schedule III hereto.

“Consolidated Funded Indebtedness” means, with respect to any Person and its Subsidiaries on a consolidated basis, without duplication,

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

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(c) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear in the liabilities section of the balance sheet of such Person,

(d) all Consolidated Funded Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,

(e) all Guarantees of such Person with respect to Consolidated Funded Indebtedness of another Person, provided, however, that any guarantee of the obligations of Engineered Material Solutions, Inc. shall not be included.

(f) the implied principal component of all obligations of such Person under Capitalized Leases,

(g) all drafts drawn (to the extent unreimbursed) under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person,

(h) unless the holder thereof is a Loan Party or, if the issuer thereof is a Subsidiary of the BV Borrower which is not a Loan Party, any other Subsidiary of the BV Borrower, all Disqualified Equity Interests convertible into Indebtedness and issued by such Person from and after the date on which they are so converted, and

(i) the Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (A) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of the applicable Person, (B) any earn-out obligation that appears in the liabilities section of the balance sheet of the applicable Person to the extent (1) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (2) amounts to be applied to the payment thereof are in escrow, (C) any deferred compensation arrangements or employee equity plan related to which there is a liability on the balance sheet or (D) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset as determined by such Person in good faith, as the case may be.

“Consolidated Interest Charges” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the amount by which (i) the sum of interest expense for such period (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (u) fees and expenses associated with the consummation of the Transactions, (v) annual agency fees paid to the Administrative Agent, (w) costs associated with obtaining Swap Contracts, (x) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), (y) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) and (z) amortization or write-down of any deferred financing fees) exceeds (ii) interest income for such period, in each case as determined in accordance with GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to such period.

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“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication, (i) any net after-tax extraordinary, unusual or non-recurring gains, losses or charges (including severance, relocation, transition and other restructuring costs and litigation settlements or losses), (ii) the cumulative effect of a change in accounting principle(s) during such period, (iii) any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person), (iv) (A) the income of (1) for purposes of calculating Cumulative Consolidated Net Income only, any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Joint Venture and any Unrestricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash to such Person or one of its Subsidiaries by such Subsidiary, Joint Venture or Unrestricted Subsidiary during such period and (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person, (v) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, (vi) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (vii) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the Transactions, any Permitted Acquisition or any merger, consolidation or similar transaction not prohibited by this Agreement (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) and (viii) any reductions in respect of dividends on, or accretion of, preferred Equity Interests; and provided further that Consolidated Net Income for any such period shall be decreased by the amount of any equity of the BV Borrower in a net loss of any Person for such period to the extent the BV Borrower has funded such net loss.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness made during such period (including the implied principal component of payments made on Capitalized Leases during such period) as determined in accordance with GAAP.

“Continuing Directors” shall mean the directors (or managers) of the BV Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of the BV Borrower (or the Qualifying IPO Issuer after a Qualifying IPO) is recommended by a majority of the then Continuing Directors or such other director receives the indirect vote of the Permitted Holders in his or her election by the stockholders of the BV Borrower (or the Qualifying IPO Issuer after a Qualifying IPO).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

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“Controls Business” means the assets and operations of the BV Borrower and its Restricted Subsidiaries related to the manufacture, marketing or sale of controls.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow for each fiscal year commencing with the fiscal year ended December 31, 2007 and ending on the last day of Borrower’s most recently ended fiscal year.

“Current Assets” means, at any time, the consolidated current assets (other than cash, deferred income taxes and Cash Equivalents) of the Borrower Parties.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower Parties at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Credit Loans and Swing Line Loans, (c) deferred income taxes and (d) any liability in respect of net obligations of such Person in respect of Swap Contracts related solely to interest rate protection entered into in the ordinary course of business.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of grace period, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan or a EURIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws, and if there is no applicable interest rate, then at the rate applicable to the US Term Loans bearing interest at the Base Rate plus the Applicable Rate applicable to Base Rate Loans plus 2.0% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation” has the meaning specified in Section 5.06.

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d) above, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loan Facility.

“Documentation Agent” means Goldman Sachs Credit Partners, L.P., as documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Euro Loan, the principal amount thereof then outstanding in the relevant Euro, converted to Dollars in accordance with Section 1.08 and Section 2.16(a); and

(c) with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in Euros, the amount thereof converted to Dollars in accordance with Section 1.08 and Section 2.16(b).

“Dollar Letter of Credit” means a Letter of Credit denominated in Dollars.

“Dollar Revolving Credit Borrowing” means a borrowing consisting of simultaneous Dollar Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Dollar Revolving Credit Commitment” means, as to each Dollar Revolving Credit Lender, its obligation to (a) make Dollar Revolving Credit Loans to the Borrowers pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations in respect of Dollar Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders shall be $150,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

Credit Agreement

“Dollar Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Dollar Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Dollar Revolving Credit Lender” means, at any time, any Lender that has a Dollar Revolving Credit Commitment at such time.

“Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Domestic Guarantors” means, collectively, the Domestic Subsidiaries listed as such on Schedule I that, as of the Closing Date, have Guaranteed the Obligations of the BV Borrower (in its capacity as a Borrower under the Loan Documents) pursuant to the Domestic Guaranty and each other Restricted Subsidiary that is a Domestic Subsidiary of the BV Borrower that shall be required to become a Domestic Guarantor pursuant to Section 6.12.

“Domestic Guaranty” means the Domestic Guaranty made by the Domestic Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F-1, together with each other guaranty and guaranty supplement of any Domestic Subsidiary in respect of the Obligations of the BV Borrower delivered pursuant to Section 6.12.

“Domestic Security Agreement” means the Domestic Security Agreement among the US Borrower, the Domestic Guarantors, the Additional Grantors named therein and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit G, together with each related security agreement supplement executed and delivered pursuant to Section 6.12.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and any other Subsidiary that is not, and that is not directly or indirectly owned by, a “controlled foreign corporation” under Section 957 of the Code.

“Dutch Banking Act” means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992).

“Dutch Borrowers” means the BV Borrower and any other Person that is incorporated in The Netherlands to whom a Loan is made available and “Dutch Borrower” means any one of them.

“Dutch Central Bank” means De Nederlandsche Bank N.V.

“Dutch Exemption Regulation” means the Dutch Banking Act Exemption Regulation 1992 (Vrijstellingsregeling Wtk 1992) of the Ministry of Finance of The Netherlands dated 26 June 2002, as amended from time to time.

“Dutch Policy Guidelines” means the 2005 Dutch Central Bank’s Dutch Policy Guidelines (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) dated 29 December 2004 issued in relation to the Dutch Exemption Regulation, as amended from time to time.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the relevant Borrower (each such approval not to be unreasonably withheld or delayed).

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“Eligible Equity Proceeds” means (a) the Net Cash Proceeds received by Parent from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Parent to the extent such Net Cash Proceeds are directly or indirectly contributed to, and actually received by, the BV Borrower (or, if only a portion thereof is so contributed and received, to the extent of such portion) and (b) after a Qualifying IPO of the BV Borrower, the Net Cash Proceeds received by the BV Borrower from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the BV Borrower.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, legally-binding agreements or governmental restrictions relating to pollution, the protection of the environment or the management, disposal or release of any hazardous materials, substances or wastes into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution Agreement” means the definitive agreement pursuant to which the Sponsor commits to make the Equity Contribution.

“Equity Contributions” means, collectively, the contribution by the Equity Investors indirectly to the BV Borrower (through Parent) of an aggregate amount of cash equal to not less than (taken together with the Rollover Equity (on a fully diluted basis)) 25% of the total consolidated capitalization of the BV Borrower on the Closing Date after giving pro forma effect to the consummation of the Transactions in order to consummate the Acquisition.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsor and the Management Shareholders.

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Letter of Credit” means a Letter of Credit denominated in Euros.

“Euro Loan” means a Loan that is a EURIBOR Loan and that is made in Euros pursuant to the applicable Committed Loan Notice.

“Euro Revolving Credit Borrowing” means a borrowing consisting of simultaneous Euro Revolving Credit Loans of the same type and having the same Interest Period made by each of the Euro Revolving Credit Lenders pursuant to Section 2.01(c).

“Euro Revolving Credit Commitment” means, as to each Euro Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, opposite such Lender’s name on Schedule 2.01 under the caption “Euro Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Euro Revolving Credit Commitments of all Euro Revolving Credit Lenders shall be $150,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Euro Revolving Credit Exposure” means, as to each Euro Revolving Credit Lender, the sum of the outstanding principal amount of such Euro Revolving Credit Lender’s Euro Revolving Credit Loans and its Pro Rata Share of the L/C Obligations at such time.

“Euro Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Euro Revolving Credit Commitments at such time. The Euro Revolving Credit Facility is part of, not in addition to, the Revolving Credit Facility.

“Euro Revolving Credit Loan” has the meaning specified in Section 2.01(d).

“Euro Revolving Credit Lender” means, at any time, any Lender that has a Euro Revolving Credit Commitment at such time.

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“Euro Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the aggregate Dollar Amount of the Euro Revolving Credit Commitments. The Euro Sublimit is part of, not in addition to, the Revolving Credit Facility.

“EURIBOR” means, in relation to any Interest Period commencing on the Closing Date:

(i) the applicable Screen Rate; or

(ii) (if no Screen Rate is available for such Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market, as of 11.00 A.M. (Central European time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to such Interest Period.

“EURIBOR Loan” means a Loan that bears interest by reference to EURIBOR.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate by reference to a page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan, whether denominated in Dollars or in Euros, that bears interest at a rate based on the Eurodollar Rate.

“Euro Term Commitment” means, as to each Lender, its obligation to make a Euro Term Loan to the Borrowers pursuant to Section 2.01(b) in an aggregate amount not to exceed the Euro-equivalent amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Euro Term Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Euro Term Commitments as of the Closing Date is the Euro-equivalent of $400,088,000.

“Euro Term Loan” has the meaning specified in Section 2.01(b). For the avoidance of doubt, for all purposes of this Agreement, the initial principal amount of each Euro Term Lender’s Euro Term Loan shall be equal to the principal amount thereof in Euros.

“Event of Default” has the meaning specified in Section 8.01.

Credit Agreement

“Excess Cash Flow” means, with respect to any fiscal year of the Borrower Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA of the Borrower Parties for such period minus (b) without duplication,

(i) the sum of (x) Capital Expenditures made in cash to the extent not financed with the proceeds of long-term Indebtedness, equity issuances or other proceeds of a financing transaction that would not be included in Consolidated EBITDA and (y) for the purposes of determining Excess Cash Flow, cash expenditures excluded pursuant to clause (j) of the definition of Capital Expenditures,

(ii) standalone information technology and license fees paid before December 31, 2007,

(iii) Consolidated Interest Charges,

(iv) Consolidated Cash Taxes paid, including cash payments for Federal, state and other income tax liabilities incurred prior to the Closing Date,

(v) Consolidated Scheduled Funded Debt Payments,

(vi) Restricted Payments made by the Borrower Parties to the extent that such Restricted Payments are permitted to be made under Section 7.06(e),

(vii) the aggregate principal amount of any long-term Indebtedness voluntarily prepaid (other than (A) prepayments of long-term Indebtedness financed by incurring other long-term Indebtedness, (B) prepayments of Term Loans pursuant to Section 2.05(a) or 2.05(b) and (C) prepayments of Revolving Credit Loans pursuant to Section 2.05(a)); provided that (1) such prepayments are otherwise permitted hereunder and (2) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment,

(viii) letter of credit fees and annual agency fees,

(ix) proceeds received by the Borrower Parties from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses to the extent such expenses were added to Consolidated Net Income in determining Consolidated EBITDA,

(x) all extraordinary or unusual cash charges,

(xi) cash payments made in satisfaction of non-current liabilities (other than Indebtedness),

(xii) cash fees and expenses incurred in connection with the Transactions and not paid with the proceeds of the Loans, the Senior Notes or the Senior Subordinated Notes or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Disposition permitted under Section 7.05, Equity Issuance or Debt Issuance (whether or not consummated) and not paid with the proceeds of any financing transaction,

(xiii) fees and expenses in connection with the exchanges or refinancings permitted by Section 7.14,

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(xiv) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date),

(xv) non-recurring cash charges to the extent included in determining Consolidated EBITDA,

(xvi) cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions,

(xvii) management fees paid under Section 7.08(d) or other monitoring, consulting or advisory fees and related expenses paid to the Sponsor to the extent permitted under this Agreement,

(xviii) cash used to consummate a Permitted Acquisition to the extent not financed with the proceeds of long-term Indebtedness, equity issuances or other proceeds from a financing transaction that would not be included in Consolidated EBITDA,

(xix) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations for such period,

(xx) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Eligible Equity Proceeds,

(xxi) cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Charges, and

(xxii) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (in the case of this clause (b)(xxii) and the foregoing clauses (b)(i) through (xxi), to the extent made, paid, incurred or for, as the case may be, such fiscal year),

(c) minus increases in working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) or plus decreases in working capital for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), excluding changes in working capital resulting from any Permitted Acquisition or Disposition permitted hereunder.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market

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where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Existing Indebtedness” means Indebtedness existing on the Closing Date.

“Facility” means the Term Loan Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of January 8, 2006 among the Arrangers, the Agents and S&C Purchase Corp., as amended and restated by that certain Amended and Restated Fee Letter dated as of March 29, 2006 among the Arrangers, the Agents and Potazia Holding B.V.

“Foreign Guarantor” means, collectively, (i) the BV Borrower, in its capacity as a Guarantor of the Obligations of the US Borrower (in its capacity as a Borrower under the Loan Documents) and (ii) each other Restricted Subsidiary that is a Foreign Subsidiary of the BV Borrower listed as such on Schedule I that, as of the Closing Date, has Guaranteed the Obligations of the BV Borrower (in its capacity as a Borrower under the Loan Documents) pursuant to the Foreign Guaranty and (iii) each other Restricted Subsidiary that is a Foreign Subsidiary of the BV Borrower that shall be required to become a Foreign Guarantor pursuant to Section 6.12.

“Foreign Guaranty” means the Foreign Guaranty made by the BV Borrower (in its capacity as a Guarantor) and the other Foreign Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty or guaranty supplement in respect of the Obligations of the BV Borrower delivered pursuant to Section 6.12.

“Foreign Security Agreements” means, collectively, the Collateral Documents set forth on Schedule II and each Security Agreement executed and delivered pursuant to Section 4.01, Section 6.12 and Section 6.14, each in form and substance reasonably acceptable to the Administrative Agent, to secure the Obligations of each Foreign Guarantor under its respective Guaranty.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the BV Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

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Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, if such obligation has not been assumed, the amount of such Guarantee shall be the lesser of the primary obligations so secured or the value of the assets to which a Lien has attached; and provided further that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations, including, but not limited to, those in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (i) in the case of the Obligations of the US Borrower in its capacity as a Borrower under the Loan Documents, the BV Borrower and (ii) in the case of the Obligations of the BV Borrower in its capacity as a Borrower under the Loan Documents, the Parent, each Domestic Guarantor and Foreign Guarantor.

“Guaranty” means, collectively, the Domestic Guaranty and the Foreign Guaranty.

“Hazardous Materials” means all substances, materials or wastes classified or regulated pursuant to any Environmental Law as hazardous, toxic explosive or radioactive or as pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials and polychlorinated biphenyls.

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“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

“Historical Financial Statements” means the audited consolidated balance sheets of the Acquired Business as of each of December 31, 2005, December 31, 2004 and December 31, 2003, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the Acquired Business for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable or accrued expenses in the ordinary course of business and (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Synthetic Indebtedness of such Person; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

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“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial L/C Issuer” means the bank or other financial institution listed on the signature pages hereof as the Initial L/C Issuer.

“Initial Lenders” means, at any date, collectively, the Lenders party to this Agreement on the Closing Date, each in its capacity as, and so long as it is, a “Lender” hereunder.

“Initial Swing Line Lender” means the bank or other financial institution listed on the signature pages hereof as the Initial Swing Line Lender.

“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement (each as defined in the Domestic Security Agreement), referred to in and substantially in the forms attached to the Domestic Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the applicable Security Agreement.

“Interest Coverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the BV Borrower for the four (4) fiscal quarter period ending on such date with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated EBITDA of the Borrower Parties for such period to (b) Consolidated Interest Charges of the Borrower Parties for such period; provided that for the purpose of calculating the Interest Coverage Ratio on any day prior to the expiration of four full fiscal quarters since the Closing Date, Consolidated Interest Charges shall be determined for the period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter, annualized on a simple arithmetic basis.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan or a EURIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan or any EURIBOR Loan, the period commencing on the date such Eurodollar Rate Loan or EURIBOR Loan, as applicable, is disbursed or converted to or continued as a Eurodollar Rate Loan or EURIBOR Loan, as the case may be, and ending on the date one, two, three or six months thereafter, or if available to all relevant Lenders, two weeks or nine or twelve months thereafter, as selected by the relevant Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

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(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (i) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

“Investment Pull-Forward Amount” has the meaning specified in Section 7.02(n).

“IP Rights” has the meaning set forth in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the BV Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the BV Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

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“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means the Initial L/C Issuer in its capacity as issuer of Letters of Credit hereunder and each other Lender reasonably acceptable to both the Administrative Agent and the BV Borrower that has entered into a letter of credit issuer agreement in form and substance reasonably satisfactory to the Administrative Agent, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than three (3) L/C Issuers. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer’s Office” means the L/C Issuer’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the L/C Issuer may from time to time notify in writing to the Borrowers, the Lenders and the Administrative Agent.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is the scheduled Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Sublimit” means $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Leverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the BV Borrower for the four (4) fiscal quarter period ending on such date, the ratio of (a) Adjusted Consolidated Funded Indebtedness (net of Cash on Hand) of the Borrower Parties on the last day of such period to (b) Consolidated EBITDA of the Borrower Parties for such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

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“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a US Term Loan, a Euro Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Letter of Credit Application and (g) solely for purposes of the Collateral Documents and the Guaranty, each Secured Hedge Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Management Shareholders” means the members of management of the BV Borrower, its direct or indirect parent company or its Subsidiaries who are investors, directly or indirectly, in Parent.

“Mandatory Cost” means the rate per annum notified by any Lender to the Administrative Agent to be the cost to the Lender of compliance with all reserve asset, liquidity or cash margin requirements of the Bank of England, the Financial Services Authority or the European Central Bank.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, financial condition or results of operations of the BV Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Foreign Subsidiary” means, at any time, any Foreign Subsidiary that (a) contributed 5.0% or more of the Consolidated EBITDA of the BV Borrower for the period of four fiscal quarters most recently ended on or prior to the date of determination, (b) had consolidated assets representing 5.0% or more of the total consolidated assets of the BV Borrower on the last day of the most recent fiscal quarter ended on or prior to the date of determination or (c) owns any Material Intellectual Property or any Material Real Property; provided, that the Borrower shall be required, from time to time, to designate one or more Foreign Subsidiaries that would not otherwise satisfy the foregoing requirements as Material Foreign Subsidiaries to the extent that (a) the aggregate amount of the Consolidated EBITDA of the BV Borrower for the period of four fiscal quarters quarters most recently ended attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries would otherwise exceed 10.0% or more of the Consolidated EBITDA of the BV Borrower for such period or (b) the total consolidated assets of all Foreign Subsidiaries that are not Material Foreign Subsidiaries would otherwise exceed 10.0% or more of the total consolidated assets of the BV Borrower on the last day of the most recently-ended fiscal quarter.

“Material Intellectual Property” means any IP Rights that are material to the operation of the business of the BV Borrower and the Restricted Subsidiaries, taken as a whole.

“Material Real Property” means fee owned real property (a) with a value in excess of $10,000,000 or (b) where manufacturing operations that are material to the operation of the business of the BV Borrower and the Restricted Subsidiaries, taken as a whole, are conducted.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, April 27, 2012, (b) with respect to the US Term Loan Facility, April 27, 2013, and (c) with respect to the Euro Term Loan Facility, April 27, 2013.

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“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Mortgage” has the meaning specified in Section 4.01(a)(vi), together with each other mortgage or other comparable instrument in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12.

“Mortgage Policies” has the meaning specified in Section 4.01(a)(vi)(B).

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, and subject to ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the BV Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the BV Borrower or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the BV Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be payable in connection therewith by the BV Borrower or such Restricted Subsidiary and attributable to such Disposition or Casualty Event (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrower) and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the BV Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the BV Borrower or any of its Restricted Subsidiaries in respect of any such Disposition or Casualty Event and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied

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in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $10,000,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)).

(b) with respect to the issuance of any Equity Interest by the BV Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes (including, in respect of any proceeds received in connection with the issuance of Equity Interests of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrower) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by the BV Borrower or such Restricted Subsidiary in connection with such issuance; and

(c) with respect to the incurrence or issuance of any Indebtedness by the BV Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the BV Borrower or such Restricted Subsidiary in connection with such incurrence or issuance (including, in the case of Indebtedness of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrower).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-US Lender” has the meaning specified in Section 10.15(a)(i).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), (b) was not previously included in a calculation of “Consolidated EBITDA” pursuant to clause (b)(xiii) of the definition thereof and (c) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount.

“Note” means a US Term Note, a Euro Term Note or a Revolving Credit Note, as the context may require.

“Notice of Intent to Make An Equity Infusion” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

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“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(d).

“Participating Member States” has the meaning given to it in Council Regulation EC No. 1103/97 of 17 June 1997 made under Article 235 of the Treaty on European Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Capital Expenditure Amount” shall have the meaning specified in Section 7.15.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holders” means the Sponsor and the Management Shareholders.

“Permitted Other Investment” has the meaning specified in Section 7.02(n).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are permitted under Section 7.03 or as are or become Loan Parties in accordance with Section 6.12 and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of a Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the Senior Subordinated Notes Indenture, (b) is not scheduled to mature prior to the date that is ninety-one (91) days after the scheduled Maturity Date of the Term Loan Facility, (c) has no scheduled amortization or payments of principal prior to the Maturity Date of the Term Loan Facility, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in the Senior Subordinated Notes Indenture.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the applicable Security Agreement.

“Pledged Equity” has the meaning specified in the applicable Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Percentage” means the applicable percentage based on the Leverage Ratio set forth below for each item set forth below:

Level	Debt	Equity Interests	Excess Cash Flow
Level I > 5.00:1	100%	50%	50%
Level II < 5.00:1 but > 4.00:1	50%	0%	25%
Level III < 4.00:1	0%	0%	0%

Any increase or decrease in the Prepayment Percentage resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders Level I shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Level otherwise determined in accordance with this definition shall apply).

“Professional Market Party” means a professional market party (professionele marktpartij) as defined in the Dutch Exemption Regulation, which includes, among others:

(a) Persons regulated in any country to operate lawfully in financial markets;

(b) Persons lawfully engaged in regulated activities in financial markets without being regulated;

(c) central governments, central banks, regional and other decentralized governmental bodies, international treaty organizations and supranational organizations;

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(d) Persons meeting at least two of the following criteria according to their most recent consolidated or non-consolidated annual accounts: (1) an average of at least 250 employees during the financial year, (2) total assets of at least €43,000,000, and (3) annual net turnover of at least €50,000,000;

(e) Persons with a registered office in The Netherlands who, at their request, have been entered into the register of qualified investors (within the meaning of Directive 2003/71/EC) maintained by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

(f) individual residents in The Netherlands who, at their request, have been entered into the register of qualified investors and who meet at least two of the following criteria: (1) they have carried out at least 10 sizeable transactions on financial markets in each of the preceding four calendar quarters, (2) the size of their securities portfolio is at least €500,000, and (3) they have worked for at least one year in the financial sector in a position that requires knowledge of investment in securities;

(g) Persons having as their sole corporate objective investment in securities (e.g. hedge funds);

(h) issuers of collateralized debt instruments in relation to such collateralized debt instruments;

(i) Persons who have total assets of at least €500,000,000 according to their balance sheet at the end of the year preceding the year in which they became a Lender or participated in any Commitment to a Dutch Borrower hereunder;

(j) Persons (i) who have net assets of at least €10,000,000 as of the end of the year preceding the year in which they became a Lender or participated in any Commitment to a Dutch Borrower hereunder and (ii) who have been active in financial markets on average at least twice per month during the preceding two consecutive years;

(k) Subsidiaries of a Professional Market Party, as defined in paragraphs (a) to (h) inclusive, that are supervised on a consolidated basis; or

(l) Persons with, and Persons that issue securities with, a rating assigned by a rating agency recognized by the Dutch Central Bank.

“Pro Forma Adjustment” means, for any period for which the financial covenants contained in Section 7.11 are measured that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable entity or business acquired in a Permitted Acquisition or the Consolidated EBITDA of the Borrower Parties, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrowers in good faith as a result of (a) any action taken during such Post-Acquisition Period for the purposes of realizing reasonable identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such entity or business with the operations of the Borrowers and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realized during the entirety of such period, or such additional costs, as applicable, will be incurred during the entirety of such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.

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“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating compliance with each of the financial covenants set forth in Section 7.11 in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a Disposition of all or substantially all of the assets of or all of the Equity Interests of any Restricted Subsidiary of the BV Borrower or any division or product line of the BV Borrower or any of its Restricted Subsidiaries, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the BV Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the financial covenants set forth in Section 7.11 solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the BV Borrower and its Restricted Subsidiaries and (z) factually supportable or based on the reasonable good faith of the Responsible Officer executing the Compliance Certificate or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities (or in the case of any Term Lender under any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of such Lender’s Term Loans under such Facility) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities (or in the case of any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of all Term Loans under such Facility) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Purchased Subsidiary” has the meaning specified in the preliminary statements to this Agreement.

“Qualifying IPO” means the issuance by the Qualifying IPO Issuer of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

Credit Agreement

“Qualifying IPO Issuer” means any of Parent or the BV Borrower or a corporation or other legal entity which owns, directly or indirectly, 100% of the outstanding equity interests of any of Parent or the BV Borrower.

“Rate Fixing Day” means the day which market practice in the European Interbank Market treats as the rate fixing day for obtaining deposits in Euro which shall be (i) one Business Days prior to the date of the proposed Borrowing with respect to the initial Interest Period and (ii) two Business Days prior to the first day of any other Interest Period.

“Reference Bank” means each of the Arrangers.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Register” has the meaning set forth in Section 10.07(c).

“Related Documents” means the Purchase Agreement, the Senior Notes Documents and the Senior Subordinated Notes Documents.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party or, in the case of any BV Borrower or any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the BV Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the BV Borrower or any Restricted Subsidiary.

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“Restricted Subsidiary” means any Subsidiary of the BV Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a Dollar Revolving Credit Borrowing or a Euro Revolving Credit Borrowing.

“Revolving Credit Commitment” means a Dollar Revolving Credit Commitment or a Euro Revolving Credit Commitment.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Maturity Date of the Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, the collective reference to the Dollar Revolving Credit Lenders and the Euro Revolving Credit Lenders.

“Revolving Credit Loan” means the collective reference to the Dollar Revolving Credit Loans and the Euro Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of a Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.

“Rollover Amount” has the meaning specified in Section 7.15(b).

“Rollover Equity” means the “rollover” by Management Shareholders, concurrently with the consummation of the Acquisition, of Equity Interests held in the Seller into Equity Interests in the Parent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Hedge Obligations” means any Obligation arising under a Secured Hedge Agreement.

“Secured Obligations” has the meaning specified in the Domestic Security Agreement.

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“Secured Parties” means, collectively, the Administrative Agent, the Lenders, Affiliates of the Lenders in the case of Cash Management Obligations, the Hedge Banks, the Bilateral Providers and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article 9.

“Security Agreement” means, collectively, the Domestic Security Agreement, the Foreign Security Agreements, the Intellectual Property Security Agreements and each other Collateral Document executed and delivered pursuant to Section 4.01, Section 6.12 and Section 6.14, each in form and substance reasonably acceptable to the Administrative Agent, to secure the Obligations of each Loan Party under its respective Loan Documents.

“Security Agreement Supplement” has the meaning specified in the applicable Security Agreement, if applicable.

“Senior Notes” means the $450,000,000 aggregate principal amount of the BV Borrower’s 8.0% senior notes due 2014 issued in a public offering or in a Rule 144A or other private placement pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture, and all other documents executed and delivered with respect to the Senior Notes or the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of April 27, 2006, pursuant to which the Senior Notes were issued.

“Senior Secured Leverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the BV Borrower for the four (4) fiscal quarter period ending on such date, the ratio of (a) consolidated senior secured indebtedness of the Borrower Parties on the last day of such period to (b) Consolidated EBITDA of the Borrower Parties for such period.

“Senior Subordinated Notes” means the €245,000,000 aggregate principal amount of the BV Borrower’s 9.0% senior subordinated notes due 2016 issued in a public offering or in a Rule 144A or other private placement pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Indenture.

“Senior Subordinated Notes Indenture” means the Indenture dated as of April 27, 2006, pursuant to which the Senior Subordinated Notes were issued.

“Shareholders Agreement” means, collectively, (i) the Securityholders Agreement, dated as of April 27, 2006, by and among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., Sensata Management Company S.A., funds managed by Bain Capital Partners, LLC or its Affiliates, Asia Opportunity Fund II, L.P. and AOF II Employee Co-Invest Fund, L.P. and (ii) the Investors Right Agreement, dated as of April 27, 2006, by and among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., Sensata Management Company S.A., funds managed by Bain Capital Partners, LLC or its Affiliates and K&E Investment Partners, LP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such

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Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Asset Sale” has the meaning specified in Section 2.05(b)(vi).

“Specified Junior Financing Obligations” means (a) any obligations of any Borrower in respect of any Junior Financing or (b) any obligations of any other Restricted Subsidiary in respect of any Junior Financing having an aggregate principal amount of more than the Threshold Amount.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any division or product line of the BV Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.16 or (d) the proposed incurrence of Indebtedness or making of a Restricted Payment in respect of which compliance with the financial covenants set forth in Section 7.11 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor Management Agreement” means the Advisory Agreement dated April 27, 2006 among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., the BV Borrower, Bain Capital Partners, LLC, Portfolio Company Advisors Limited, Bain Capital Ltd. and CCMP Capital Asia Ltd., as amended from time to time.

“Sponsor” means, collectively, Bain Capital Fund VIII, L.P. and/or its Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the BV Borrower.

“Surviving Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before and after the Initial Extension of Credit set forth on Schedule 5.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase

Credit Agreement

agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means the Initial Swing Line Lender in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of any Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of such Borrower to such Swing Line Lender resulting from the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means $25,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Banc of America Securities LLC, as syndication agent under this Agreement.

“Synthetic Indebtedness” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Target” has the meaning specified in the preliminary statements to this Agreement.

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“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type (if applicable) and, in the case of Eurodollar Rate Loans and EURIBOR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means a US Term Commitment and/or a Euro Term Commitment, as the context may require.

“Term Lender” means a US Term Lender and/or a Euro Term Lender, as the context may require.

“Term Loan Facility” means the Term Loans or the Additional Term Loans, as the context may require.

“Term Loans” means US Term Loans and/or Euro Term Loans, as the context may require.

“Term Note” means a promissory note of any Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Threshold Amount” means $50,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means, collectively, (a) the Equity Contributions, (b) the Acquisition, (c) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Closing Date, and, in the case of each Borrower, the making of the initial Borrowings hereunder, (d) the execution, delivery and performance by the Loan Parties of the Senior Subordinated Notes Documents to which they are a party and, in the case of the BV Borrower, the issuance of the Senior Subordinated Notes, (e) the execution, delivery and performance by the Loan Parties of the Senior Notes Documents to which they are a party and, in the case of the BV Borrower, the issuance of the Senior Notes, (f) the consummation of any other transactions in connection with the foregoing, and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Ultimate Parent” means Sensata Technologies Holding B.V.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrowers on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(c) and (c) with respect to the L/C Issuer, the aggregate amount of L/C Borrowings.

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“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the BV Borrower designated by the board of directors of the BV Borrower as an Unrestricted Subsidiary pursuant to Section 6.16 subsequent to the date hereof.

“US Acquisition Co.” means Sensata Technologies, Inc., a wholly-owned indirect Subsidiary of the BV Borrower formed for the purpose of acquiring all of the assets of the Acquired Business and all of the capital stock of the Purchased Subsidiaries located in the United States.

“US Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“US Lender” has the meaning set forth in Section 10.15(b).

“US Term Commitment” means, as to each Lender, its obligation to make a US Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “US Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the US Term Commitments as of the Closing Date is $950,000,000.

“US Term Loan Facility” means the Term Loans or the Additional Term Loans, as the context may require.

“US Term Loans” has the meaning specified in Section 2.01(a).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Yield Differential” has the meaning specified in Section 2.14(a).

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

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(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. All financial ratios calculated pursuant to Section 7.11 shall be calculated in a manner consistent with that used in preparing the Historical Financial Statements for the fiscal year ended December 31, 2005, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the BV Borrower or the Required Lenders shall so request, the Administrative Agent and the BV Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and Borrowers); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the BV Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis. In addition, the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of ASR 268, Topic D98, FAS 133, FAS 150 or FAS 123r (to the extent these pronouncements under FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of the BV Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

SECTION 1.04. Rounding. Any financial ratios required to be maintained by any Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.08. Currency Equivalents Generally. (a) Any amount specified in this Agreement (other than in Articles 2, 9 and 10 or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the relevant Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that the determination determining compliance with Section 7.01, 7.01 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06, 7.11 and 7.15, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period; provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness. For purposes of determining compliance with Section 7.11, the Dollar Amount of each Euro Loan and the equivalent in Dollars of any other Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Amount of such Euro Loan or the Dollar equivalent of such other Indebtedness.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01. The Loans. (a) The US Term Borrowing. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the BV Borrower or the US Borrower (as directed by the BV Borrower) a single Dollar loan on the Closing Date (each, a “US Term Loan” and, collectively, the “US Term Loans”) in an amount equal to such Lender’s US Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. US Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

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(b) The Euro Term Borrowing. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the BV Borrower a single Euro-denominated loan on the Closing Date (each, a “Euro Term Loan” and, collectively, the “Euro Term Loans”) in an amount equal to such Lender’s Euro Term Commitment. Amounts borrowed under this Section 2.01(b) and repaid may not be reborrowed.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Dollar Revolving Credit Lender severally agrees to make loans denominated in Dollars to any Borrower as elected by such Borrower pursuant to Section 2.02 (each such loan, a “Dollar Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date during the Revolving Credit Commitment Period, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment and (ii) each Euro Revolving Credit Lender severally agrees to make loans denominated in Euros to any Borrower as elected by such Borrower pursuant to Section 2.02 (each such loan, an “Euro Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the aggregate Dollar Amount of the Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Dollar Amount of the Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment and (ii) the aggregate Dollar Amount of Euro Revolving Credit Loans and L/C Obligations in respect of Euro Letters of Credit shall not exceed the Euro Sublimit. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Dollar Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein, and Euro Revolving Credit Loans must be EURIBOR Loans, as further provided herein; provided that all Dollar Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type made to the same Borrower.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of US Term Loans or Dollar Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the relevant Borrower’s irrevocable (except as provided in Section 3.02, Section 3.03 and Section 3.04 herein) notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 12:00 p.m. (noon) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, (ii) not later than 12:00 p.m. (noon) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans and (iii) not later than 12:00 p.m. (noon) three (3) Business Days prior to the requested date of any Borrowing of Euro Term Loans or Euro Revolving Credit Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Euro Loans). Except as provided in Section 2.03(c)(i) and Section 2.04(c)(i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed

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Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower is requesting a US Term Borrowing, a Euro Term Borrowing, a Dollar Revolving Credit Borrowing, a Euro Revolving Credit Borrowing, a conversion of US Term Loans or Dollar Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing US Term Loans or Dollar Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the relevant Borrower to be credited with the proceeds of such Borrowing. If, with respect to Loans denominated in Dollars the relevant Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable US Term Loans or Dollar Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the relevant Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of EURIBOR Loans denominated in Euros), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. (noon) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by such Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the continuance of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the relevant Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the relevant Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of US Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of US Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

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(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Euros for the account of the Borrowers (or any Restricted Subsidiary so long as a Borrower is a joint and several co-applicant, and references to a “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the relevant Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) the aggregate Dollar Amount of Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Dollar Amount of Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment, (y) the Dollar Amount of Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate Dollar Amount of Euro Revolving Credit Loans and L/C Obligations in respect of Euro Letters of Credit would exceed the Euro Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the relevant Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

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(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the relevant Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least ten (10) days, or such shorter period as mutually agreed, prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will denominated; and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the relevant Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the relevant Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the relevant Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, no Borrower shall be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-

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Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the relevant Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. (noon) on the Business Day immediately following any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the relevant Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If any Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of Euros) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the relevant Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

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(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the relevant Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the relevant Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the relevant Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Credit Agreement

(e) Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or the applicable other Borrower or applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of such Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by such Borrower to the extent permitted by applicable Law) suffered by such Borrower that are determined by a nonappealable judgment of a court of competent jurisdiction to have been caused by the L/C Issuer’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.] Each Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain

Credit Agreement

or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each relevant Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful or grossly negligent or bad faith failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the relevant Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 103%, in each case, the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back to back letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the L/C Issuer in its reasonable discretion. Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which is under the sole dominion and control of the Administrative Agent and shall be deposited in an interest-bearing account. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this clause (g), the relevant Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts designated by the Administrative Agent

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as aforesaid, an amount equal to the excess of (x) 100% or 103%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds 100% or 103%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the relevant Borrower.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the relevant Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued for the account of such Borrower equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Each Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued for the account of such Borrower equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, each Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of written demand by the L/C Issuer setting forth in reasonable detail such costs and charges and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

SECTION 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to each Borrower from time to time on any Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to

Credit Agreement

any Swing Line Loan, the aggregate Dollar Amount of the Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Dollar Amount of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided further that neither Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the relevant Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the relevant Borrower to be credited with the proceeds of such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the relevant Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the relevant Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the relevant Borrower (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the relevant Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

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(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in such Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the relevant Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the relevant Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

Credit Agreement

(f) Payments Directly to Swing Line Lender. The relevant Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments. (a) Optional. (i) Any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to such Borrower, in each case, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (noon) (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans or EURIBOR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans or EURIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Euro Loans) or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or EURIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Euro Loans shall be made in the relevant Euro. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied among the Facilities in such amounts and, in the case of the US Term Loan Facility and the Euro Term Loan Facility, in such order of maturity, as the relevant Borrower may direct in its sole discretion. Each prepayment made by a Borrower in respect of a particular Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) Either Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. (noon) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by either Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any relevant Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the BV Borrower shall cause to be prepaid an aggregate principal amount of Term Loans, ratably, in an amount equal to (A) the Prepayment Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31,

Credit Agreement

2007) minus (B) the sum of (1) the amount of any voluntary prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year and (2) solely to the extent the amount of the Revolving Credit Commitments are reduced pursuant to Section 2.06 in connection therewith (and solely to the extent of the amount of such reduction), the amount of any voluntary prepayments of Revolving Credit Loans made pursuant to Section 2.05(a) during such fiscal year.

(A) If (x) the BV Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f) (except to the extent clause (iii) of the proviso thereto is applicable to such Disposition), (g), (h), (i), (j) or (m)) or (y) any Casualty Event occurs, which results in the realization or receipt by the BV Borrower or such Restricted Subsidiary of Net Cash Proceeds (other than Net Cash Proceeds from any Disposition permitted by Section 7.05(o) which shall be subject to Section 2.05(b)(i)(C) below), the BV Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans, ratably, in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(i)(A) if, on or prior to such date, the BV Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(i)(B) (which, except in the case of a Casualty Event, election may only be made if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(i)(A) or, except as otherwise provided in Section 2.05(b)(i)(C), any Disposition permitted under Section 7.05(o)) or any Casualty Event, at the option of the BV Borrower, and with respect to a Disposition, so long as no Event of Default shall have occurred and be continuing, the BV Borrower may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds in assets useful for its business within (x) three hundred and sixty-five (365) days of the receipt of such Net Cash Proceeds or (y) if the BV Borrower or the relevant Restricted Subsidiary enters into a contract to reinvest such Net Cash Proceeds within three hundred and sixty-five (365) days of the receipt thereof, within one hundred and eighty (180) days of the date of such contract; provided that if any Net Cash Proceeds are not so reinvested within the applicable time periods set forth above in this Section 2.05(b)(i)(B) or are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05; and

(C) If the BV Borrower or any Restricted Subsidiary Disposes of any property or assets pursuant to Section 7.05(o), the BV Borrower shall, within ten (10) Business Days after the realization of such Net Cash Proceeds, (x) first, cause to be prepaid an aggregate principal amount of Term Loans, ratably, in an amount sufficient to ensure that after giving pro forma effect to such Disposition, the Senior Secured Leverage Ratio shall not be greater than the Senior Secured Leverage Ratio of the Borrower Parties on a consolidated basis as of the end of the fiscal quarter of the BV Borrower immediately prior to such Disposition and (y) second, cause to be redeemed (or irrevocably deposit with the applicable trustee, or otherwise irrevocably deposit into escrow for the benefit of the holders thereof on terms reasonably acceptable to the Administrative Agent, an amount sufficient to redeem) a principal amount of the Senior

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Notes and the Senior Subordinated Notes, in accordance with, and to the extent permitted by, their terms, and thereafter, if necessary, cause to be ratably prepaid Term Loans, in an aggregate amount for all such redemptions and prepayments sufficient to ensure that after giving pro forma effect to such Disposition, the Leverage Ratio shall not be greater than the Leverage Ratio of the Borrower Parties on a consolidated basis as of the end of the fiscal quarter of the BV Borrower immediately prior to such Disposition. In the event that any Net Cash Proceeds in respect of any Disposition permitted by Section 7.05(o) remain following application of the foregoing sentence, such excess amount shall applied to prepay the Term Loans, ratably, in an aggregate amount equal to 100% of such remaining Net Cash Proceeds; provided that no prepayment of any such excess amount shall be required pursuant to this Section 2.05(b)(i)(C) if, on or prior to such date, (1) the BV Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such excess Net Cash Proceeds in accordance with Section 2.05(b)(i)(B) (which, except in the case of a Casualty Event, election may only be made if no Event of Default has occurred and is then continuing) or (2) such excess Net Cash Proceeds have been applied to make Restricted Payments to the extent permitted by Section 7.06(i).

(ii) If for any reason the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(ii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Revolving Credit Commitments then in effect.

(iii) If the BV Borrower or any Restricted Subsidiary incurs or issues (A) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) any Permitted Subordinated Indebtedness (other than Permitted Subordinated Indebtedness incurred in reliance on (1) Section 7.03(e) (except to the extent the applicable Permitted Acquisition is not consummated within 180 days of the incurrence or issuance thereof) or (2) any Permitted Refinancing), the BV Borrower shall cause to be prepaid an aggregate amount of Term Loans, ratably, in an amount equal to the Prepayment Percentage of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) If the Parent or the BV Borrower issues any Equity Interests (other than, in each case to the extent otherwise permitted by this Agreement, (A) issuances of Equity Interests of the Parent or the BV Borrower to directors, officers and employees, including pursuant to employee stock plans, (B) issuances of Equity Interests of the BV Borrower to the Parent or any other Loan Party, (C) issuances of Equity Interests of the Parent or the BV Borrower to qualified officers and directors as required by law, (D) issuances of Equity Interests of the Parent or the BV Borrower in connection with Permitted Acquisitions, (E) issuances of Equity Interests of the Parent to the Sponsor, (F) issuances of Equity Interests of the Parent or the BV Borrower, the proceeds of which are applied towards prepayment of the Permitted Subordinated Indebtedness, in accordance with this Agreement, and (G) issuances of Equity Interests of the Parent, the proceeds of which are used to supplement or cure financial covenant compliance under Section 7.11 to the extent permitted by this Agreement), the BV Borrower shall cause to be prepaid an aggregate amount of Term Loans, ratably, in an amount equal to the Prepayment Percentage of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

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(v) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that (and for so long as) any of Excess Cash Flow or all the Net Cash Proceeds of any asset sale or other Disposition or any Casualty Event by a Restricted Subsidiary (other than a Borrower) giving rise to mandatory prepayment pursuant to Section 2.05(b)(i)(A) or Section 2.05(b)(i)(B) (each such Disposition and Casualty Event, a “Specified Asset Sale”) are prohibited or delayed by applicable local Law from being repatriated to the jurisdiction of organization of the Borrower that is the most direct parent company of such Restricted Subsidiary, the portion of such Excess Cash Flow or Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law will not permit such repatriation to the relevant Borrower (the BV Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by applicable local Law to permit such repatriation), and once such repatriation of any of such affected Excess Cash Flow or Net Cash Proceeds is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Excess Cash Flow or Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) and (B) to the extent that the BV Borrower has determined in good faith that repatriation of any of or all the Excess Cash Flow or Net Cash Proceeds of any Specified Asset Sale to the jurisdiction of organization of the Borrower that is the most direct parent company of the relevant Restricted Subsidiary would have a material adverse tax consequence with respect to such Excess Cash Flow or Net Cash Proceeds, the Excess Cash Flow or Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Excess Cash Flow or Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.05(b)(ii), the BV Borrower causes to be applied an amount equal to such Excess Cash Flow or Net Cash Proceeds to such prepayments as if such Excess Cash Flow or Net Cash Proceeds had been received by the relevant Borrower rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Excess Cash Flow or Net Cash Proceeds had been so repatriated (or, if less, the Excess Cash Flow or Net Cash Proceeds that would be calculated if received by such Restricted Subsidiary) in satisfaction of such prepayment requirement.

(vi) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied, first, in direct order of maturities, to any principal repayment installments of such Term Loans that are due within twenty-four (24) months after the date of such prepayment and second, on a pro-rata basis, to the other principal repayment installments of such Term Loans; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share (prior to giving effect to any rejection by any Term Lender of any such prepayment pursuant to clause (viii) below), subject to clause (viii) of this Section 2.05(b).

(vii) The BV Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii), (iv) and (v) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Any Term Lender (a “Declining Lender”, and any

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Term Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than two (2) Business Days prior to the proposed prepayment date, a written notice that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to clauses (i) (other than clause (A) thereof to the extent than less than 100% of the Net Cash Proceeds from any Disposition referred to therein are required to make such prepayment), (ii), (iv) and (v) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the relevant Borrower.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan or a EURIBOR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan or EURIBOR Loan, as the case may be, pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans or EURIBOR Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, a Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from a Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

SECTION 2.06. Termination or Reduction of Revolving Credit Commitments. (a) Optional. The BV Borrower may, upon written notice to the Administrative Agent, terminate all or any portion of the unused Commitments under the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $1,000,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Revolving Credit Commitments and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, (1) the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess and (2) the Euro Sublimit exceeds the Euro Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit, the Swing Line Sublimit or the Euro Sublimit unless otherwise specified by the BV Borrower. Notwithstanding the foregoing, the BV Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. (i) The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the Closing Date upon the funding of the Term Loans.

(ii) The Revolving Credit Commitment of each Revolving Credit Lender shall be automatically and permanently reduced to $0 on the Maturity Date for the Revolving Credit Facility.

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(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the Euro Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

SECTION 2.07. Repayment of Loans. (a) Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Loans in quarterly installments payable on the last Business Day of each March, June, September and December, commencing on September 30, 2006, in an amount equal to (x) on each such date occurring on or prior to the sixth anniversary of the Closing Date, 0.25% and (y) thereafter, 23.50%, in each case of the sum of the original principal amount of the Term Loan made on the Closing Date (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided, however, that the final principal installment shall be repaid on the Maturity Date for the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.

(b) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. Each Borrower shall repay the aggregate principal amount of all of its Swing Line Loans on the Maturity Date for the Revolving Credit Facility.

(d) Additional Term Loans. The relevant Borrower shall repay the aggregate amount of any Additional Term Loans to the Administrative Agent in accordance with a repayment schedule to be agreed by such Borrower and the relevant Additional Term Lenders.

(e) Additional Revolving Credit Loans. The relevant Borrower shall repay the aggregate amount of any Additional Revolving Credit Loans to the Administrative Agent on the maturity date to be agreed by such Borrower and the relevant Additional Revolving Credit Lenders.

SECTION 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan or EURIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate or EURIBOR Loan for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) The BV Borrower shall pay interest on the unpaid principal amount of the Euro Term Loans owing to each Lender from the date of the Borrowing of Euro Term Loans until such principal amount shall be paid in full for each Interest Period at the end of each Interest Period at a rate per annum equal to EURIBOR for such Interest Period, plus the Applicable Rate, plus Mandatory Costs, if any.

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(c) While any Event of Default set forth in Section 8.01(a) exists, each Borrower shall pay interest on the principal amount of all of its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate (plus Mandatory Costs, if any) to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees. In addition to certain fees described in Section 2.03(i) and Section 2.03(j):

(a) Revolving Credit Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations; provided that any Revolving Credit Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Credit Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Revolving Credit Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Revolving Credit Commitment Fees shall accrue at all times from the date hereof until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The Revolving Credit Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to the “prime rate” as published in the Wall Street Journal shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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SECTION 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the relevant Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) to execute and deliver to the Administrative Agent all such Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Notes or other promissory notes so executed and delivered.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Euros, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Euros shall be made to the

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Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Euros and in same day funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day in relation to such Borrower, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans or EURIBOR Loans, as the case may be, to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the relevant Borrower, and the relevant Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

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A notice of the Administrative Agent to any Lender or any relevant Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right

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of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Increase in Commitments. (a) Upon notice to the Administrative Agent, at any time after the Closing Date, each Borrower may on up to three (3) different occasions (in the aggregate for both Borrowers) request Additional Term Commitments or Additional Revolving Credit Commitments; provided that (i) after giving effect to any such addition, the aggregate amount of Additional Term Commitments and Additional Revolving Credit Commitments that have been added pursuant to this Section 2.14 shall not exceed $250,000,000; provided further that $100,000,000 of such aggregate amount shall only be permitted to be incurred as a Term Facility to be used solely to finance Permitted Acquisitions, (ii) any such addition shall be in an aggregate amount of $50,000,000 or any whole multiple of $1,000,000 in excess thereof (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Additional Term Commitments and Additional Revolving Credit Commitments set forth in clause (i) to this proviso), (iii) (A) the final maturity date of any Additional Term Loans shall be no earlier than the Maturity Date for the Term Loans and (B) the final maturity date of any Additional Revolving Credit Loans shall be no earlier than the Maturity Date for the Revolving Credit Loans, (iv) the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans, and (v) if the initial yield of any Additional Term Loans or any Additional Revolving Credit Loans (as determined by the Administrative Agent to be equal (x) in the case of Additional Term Loans, to the sum of (A) the Applicable Rate with respect to the Additional Term Loans and (B) if the Additional Term Loans are initially made at a discount or the Lenders making the same receive a fee from the applicable Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Additional Term Loans, being referred to herein as “OID”), the amount of OID divided by the lesser of (1) the average life to maturity of such Additional Term Loans and (2) four and (y) in the case of Additional Revolving Credit Loans, to the Applicable Rate with respect to the Additional Revolving Credit Loans) exceeds the Applicable Rate then in effect for Term Loans or Revolving Credit Loans, as the case may be, by more than 50 basis points (the amount of such excess being referred to herein as “Yield Differential”), then each Applicable Rate for each adversely effected Term Loan or Revolving Credit Commitment shall automatically be increased by the Yield Differential, effective upon the making of the Additional Term Loans or the providing of the Additional Revolving Credit Commitments, as the case may be.

(b) If any Additional Term Commitments or Additional Revolving Credit Commitments are added in accordance with this Section 2.14, the Administrative Agent and the applicable Borrower shall determine the effective date (the “Additional Commitments Effective Date”) and the final amount of such addition. The Administrative Agent shall promptly notify the applicable Borrower and the Lenders (which may include Persons reasonably acceptable to the Administrative Agent and the applicable Borrower that were not Lenders prior to the Additional Commitments Effective Date) of the final amount of such addition and the Additional Commitments Effective Date. As a condition precedent to such addition, the BV Borrower shall deliver to the Administrative Agent a certificate of the BV Borrower dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the BV Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such

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representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (ii) no Default or Event of Default exists immediately before or immediately after giving effect to such addition, (iii) the BV Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with each of the covenants set forth in Section 7.11 as of (A) the Additional Commitments Effective Date and (B) the last day of the most recently ended determination period after giving Pro Forma Effect to such Additional Term Commitment or Additional Revolving Credit Commitment, as applicable, the making of Additional Term Loans or Additional Revolving Credit Loans, as the case may be, in respect thereof and any Investment or Disposition to be consummated in connection therewith. On each Additional Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing an Additional Term Commitment or Additional Revolving Credit Commitment (i) shall become a “Term Lender” or “Revolving Credit Lender”, as applicable, for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Term Commitment, shall make an Additional Term Loan to the applicable Borrower in a principal amount equal to such Additional Term Commitment, and such Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

(c) Any other terms of and documentation entered into in respect of any Additional Term Loans made or any Additional Revolving Credit Commitments provided, in each case pursuant to this Section 2.14, to the extent not consistent with the Term Loans or the Revolving Credit Commitments, as the case may be, shall be reasonably satisfactory to the Administrative Agent. Any Additional Term Loans or Additional Revolving Credit Commitments, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.

(d) This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Term Commitment and/or Additional Revolving Credit Commitment, as the case may be.

SECTION 2.15. Professional Market Party Representation. (a) Each Lender, in relation to any Loan or L/C Advance made available to a Dutch Borrower, represents that, on the date of this Agreement and, if on such date it is a requirement of Dutch Law that each Lender is a Professional Market Party, the date on which a Loan or L/C Advance (or any portion thereof) is made to a Dutch Borrower (i) it is a Professional Market Party and (ii) it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to Persons that are subject to the prohibition under Section 82 of the Dutch Banking Act.

(b) Each Lender acknowledges that each Dutch Borrower shall rely upon the representations set forth in clause (a) above and agrees, to the extent necessary, to provide its reasonable assistance to such Dutch Borrower in verifying such Lender’s status as a Professional Market Party.

(c) On the date hereof, each Dutch Borrower has verified the status of each Person that is a Lender either as:

(i) a Professional Market Party; or

(ii) exempted from the requirements in this Section 2.15 because such Lender forms part of a closed circle (besloten kring) with such Dutch Borrower.

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(d) Each Dutch Borrower agrees that, subject to the representations set forth in clause (a) above, it shall not require a license as a credit institution (kredietinstelling) under Section 6 of the Dutch Banking Act or, if such Dutch Borrower shall require such license, such Dutch Borrower shall obtain such license.

(e) On the date that an Eligible Assignee, a Participant or an SPC becomes a party hereunder pursuant to Section 10.07 of this Agreement:

(i) each Dutch Borrower shall make the representations set forth in clause (g) below; and

(ii) no assignment or transfer or sub-participation shall be effective unless both the Eligible Assignee, Participant or SPC, as applicable, and each Dutch Borrower shall have complied with the requirements of Section 10.07 and this Section 2.15.

(f) On the date that an assignment or transfer or sub-participation shall become effective, the Eligible Assignee, Participant or SPC, as applicable, shall make the representations set forth in the Assignment and Assumption.

(g) On the date that an Eligible Assignee, a Participant or an SPC becomes a party hereunder, each Dutch Borrower shall represent that on such date it has verified the status of such Eligible Assignee, Participant or SPC, as applicable, either as:

(i) a Professional Market Party; or

(ii) exempted from the requirements set forth in this Section 2.15 because such Eligible Assignee, Participant or SPC, as applicable, forms part of a closed circle (besloten kring) with such Dutch Borrower.

SECTION 2.16. Currency Equivalents. (a) The Administrative Agent shall determine the Dollar Amount of each Euro Loan and L/C Obligation in respect of Letters of Credit denominated in Euros (i) in the case of any Term Loan, as of the Closing Date, and (ii) otherwise, (A) as of the first day of each Interest Period applicable thereto and (B) as of the end of each fiscal quarter of the relevant Borrower, and shall promptly notify such Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate (x) on the date of the related Borrowing Request for purposes of the initial such determination for any Euro Loan and (y) on the fourth Business Day prior to the dates as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b) If after giving effect to any such determination of a Dollar Amount, the aggregate Outstanding Amount of the Revolving Credit Loans, the Swing Line Loans and the L/C Obligations exceeds the aggregate Revolving Credit Commitments then in effect by 5% or more, the relevant Borrower shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay or cause to be prepaid outstanding Revolving Credit Loans and/or Swing Line Loans (as selected by such Borrower and notified to the Lenders through the Administrative Agent not less than three (3) Business Days prior to the date of prepayment) or take other action (including, in such Borrower’s discretion, cash collateralization of L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

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ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by any Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the United States and the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or in which its principal office is located or in the case of any Lender, in which its Lending Office is located, and (ii) any branch profits tax imposed by the United States, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent; provided that no Borrower shall be obligated to make any such payment to any Agent or any Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Agent or such Lender (as the case may be); provided further that if any Borrower reasonably believes that such taxes were not correctly or legally asserted by any Agent or Any Lender, such Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Agent or such Lender (as the case may be) result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes(including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent or Lender, as the case may be, provides such Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor. Notwithstanding anything contained in this

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Section 3.01 to the contrary, the Borrowers shall be under no obligation to any Agent or any Lender with respect to any additional amounts described in subsections (a), (b) and (c) of this Section 3.01 to the extent incurred prior to the one hundred-eightieth (180th) day preceding the date on which the Borrowers received notice by such Agent or such Lender of such additional amounts, unless the requirement resulting in such additional amounts becomes effective during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrowers shall be responsible for all such additional amounts described in subsections (a), (b) and (c) of this Section 3.01 from and after such date of effectiveness.

(d) No Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by any Borrower (and provided that nothing in this clause (d) shall be construed as relieving any Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) If a Lender or an Agent is subject to United States withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax at such rate (or at a lesser rate to which such Lender or Agent is entitled under an applicable treaty) at such time shall be considered excluded from Taxes; provided that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the BV Borrower is located or any treaty to which the Netherlands is a party, with respect to payments under this Agreement shall deliver to the BV Borrower (with a copy to the appropriate Agent), at the reasonable written request of the BV Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender; and provided further, that if any form or document referred to in this Section 3.01 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by the relevant taxing authority, that the applicable Lender or Agent considers to be confidential, such Lender or Agent shall give notice thereof to the BV Borrower and shall not be obligated to include in such form or document such confidential information.

(f) If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by any Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender or Agent is allocable to such payment, it shall promptly notify such Borrower of the availability of such refund and shall, within thirty (30) days thereafter, apply for such refund; provided that in the sole judgment of the Lender or Agent, applying for such refund would not cause such Person to suffer any material economic, legal or regulatory disadvantage. If any Lender or Agent receives a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund) to such Borrower (to the extent that it determines that it can do so

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without prejudice to the retention of the refund), net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be; provided that such Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the relevant Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of any Borrower or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or EURIBOR Loans, as applicable, or to determine or charge interest rates based upon the Eurodollar Rate or EURIBOR Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make Eurodollar Rate Loans or EURIBOR Loans or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each such Borrower (i) may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or EURIBOR Loans, as the case may be, or (ii) shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, each such Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or EURIBOR Rate, as applicable, for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or EURIBOR Loan, as applicable, or that the Eurodollar Rate or EURIBOR Rate, as applicable, for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or EURIBOR Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan or EURIBOR Loan, as applicable, the Administrative Agent will promptly so notify each Borrower and each Lender. Thereafter,

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the obligation of the Lenders to make or maintain Eurodollar Rate Loans or EURIBOR Loans, as applicable, shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, each Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) If any Lender reasonably determines in good faith that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or EURIBOR Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time each such Borrower (A) may revoke any pending request for a Borrowing of Eurodollar Rate Loans or EURIBOR Loans, as applicable, conversion to or continuation of Eurodollar Rate Loans or (B) within thirty (30) days after written demand by such Lender setting forth in reasonable detail such increased costs or reduction (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the relevant Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines in good faith that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time (i) each such Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or EURIBOR Loans, as applicable, (ii) within thirty (30) days after written demand by such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the relevant Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan or EURIBOR Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans or EURIBOR Loan, as applicable, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each

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case shall be due and payable on each date on which interest is payable on such Loan; provided such Borrower shall have received at least thirty (30) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice thirty (30) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable thirty (30) days from receipt of such notice.

(d) No Borrower shall be required to compensate a Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c) for any such increased cost or reduction incurred more than ninety (90) days prior to the date that such Lender demands, or notifies such Borrower of its intention to demand, compensation therefor; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the relevant Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b), Section 3.04(c) or Section 3.04(d).

SECTION 3.05. Funding Losses. Upon demand of any Lender from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06. Matters Applicable to Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the applicable Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, Section 3.03 or Section 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than ninety (90) days prior to the date that such Lender notifies the relevant Borrower of the event that

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gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by a Borrower under Section 3.04, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted irrespective of whether such conversion results in greater than twenty-five (25) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders Under Certain Circumstances. (a) If at any time (x) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non Consenting Lender, then such Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender under the applicable Facility, if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by such Borrower in such instance) all of its rights and obligations under this Agreement (in respect of the applicable Class of Loans or

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Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) to one or more Eligible Assignees; provided that (A) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (B) neither the Administrative Agent nor any Lender shall have any obligation to any Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the relevant Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the relevant Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.06.

(d) In the event that (i) the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

SECTION 4.01. Conditions Precedent to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver) of the following conditions precedent:

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(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or pdf electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) executed counterparts of each Guaranty;

(iii) a Note executed by the relevant Borrower in favor of each Lender requesting a Note, if any;

(iv) the Security Agreements, duly executed by each of the relevant Loan Parties, together with, if applicable:

(A) certificates representing the Pledged Equity referred to therein, accompanied by undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and instruments evidencing the Pledged Debt, if any, indorsed in blank, and

(B) copies of all searches with respect to the Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.01 or have been or contemporaneously will be released or terminated or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent, and all proper financing statements, duly prepared for filing under the Uniform Commercial Code or other applicable Law in all jurisdictions necessary in order to perfect and protect the Liens created under the Security Agreements, covering the Collateral of the relevant Borrower described in the relevant Security Agreement;

(v) the Intellectual Property Security Agreement, duly executed by each of the relevant Borrowers, together with evidence that all action, to the extent reasonably feasible, that is reasonably necessary in order to perfect and protect the Liens on Material Intellectual Property created under the Intellectual Property Security Agreement has been taken;

(vi) deeds of trust, trust deeds and mortgages in a form reasonably satisfactory to the Administrative Agent (with such changes as may be reasonably satisfactory to the Administrative Agent to account for local law matters) and covering the properties identified to be mortgaged on Schedule 5.07(c) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

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(B) fully paid International Loan Policy of Title Insurance with such extended coverage as is available pursuant to the underwriting requirements of the Title Company (to be substantially similar to that provided under an ALTA Extended form policy) (the “Mortgage Policies”) in form and substance, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by Chicago Title Insurance Company (“CTIC”), insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens),

(C) any surveys or maps, for which all necessary fees (where applicable) shall have been paid, as may be required for CTIC to provide the Administrative Agent with extended coverage on the Administrative Agent’s loan title policies,

(D) engineering, soils and other reports as to the properties described in the Mortgages, in form and substance and from professional firms reasonably acceptable to the Administrative Agent,

(E) access agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 4.01(a)(vi)(E), giving notice to each lessor of the Administrative Agent’s security interest in any Collateral located in the leased real properties listed on Schedule 4.01(a)(vi)(E), as well as confirming the right of the Administrative Agent or such party as may be directed by the Administrative Agent to enter such leased real property and remove any Collateral located therein or thereon,

(F) evidence of the insurance required by the terms of the Mortgages, and

(vii) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(viii) evidence that all insurance (including without limitation title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee under each property insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(ix) a Request for Credit Extension relating to the initial Credit Extensions in accordance with the requirements hereof;

(x) an opinion of each of (A) Kirkland & Ellis LLP, special counsel to the Loan Parties, (B) Loyens Loeff N.V., Dutch counsel to the Loan Parties, (C) Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexico counsel to the Loan Parties, (D) Pinheiro Neto Advogados, Brazilian counsel to the Loan Parties, (E) Bae, Kim & Lee, special Korea counsel to the Loan Parties, (F) O’Melveny & Myers, Tokyo Office, special Japan counsel to the Loan Parties and (G) Azim, Tunku Farik & Wong, special Malaysia counsel to the Loan Parties, each addressed to each Agent and each Lender and each in form and substance reasonably satisfactory to the Administrative Agent;

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(xi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(xii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(xiii) certified copies of each of (A) the Senior Subordinated Notes Documents, (B) the Senior Notes Documents and (C) the Equity Contribution Agreement, each in form and substance reasonably satisfactory to the Administrative Agent and each duly executed by the parties thereto, which shall be in full force and effective in accordance with their respective terms as of the Closing Date.

(b) There shall not have occurred any event, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Acquired Business, in each case since December 31, 2004, except for any such effect (a) to the extent relating to any Excluded Asset or Excluded Liability (each as defined in the Purchase Agreement) and for which the Borrowers, their Subsidiaries, and the Purchased Subsidiaries will have no liability following the Closing in accordance with the terms of the Purchase Agreement, or (b) resulting from or arising in connection with (i) the announcement of the Purchase Agreement or consummation of the transactions specifically contemplated by the Purchase Agreement, (ii) changes or effects affecting generally the industries in which the Acquired Business operates, (iii) changes in Applicable Laws (as defined in the Purchase Agreement) or accounting standards, principles or interpretations of general application, (iv) changes in economic, regulatory or political conditions generally or (v) changes attributable to actions or omissions of the Borrowers or any of their affiliates, other than any action or omission specifically contemplated by the Purchase Agreement; provided that the changes or effects described in clauses (ii) through (iv) shall be disregarded only to the extent that the effect or change is not disproportionately adverse to the Acquired Business compared to other persons operating in the industries in which the Acquired Business operates, taking into account the market position and geographic scope of the Acquired Business.

(c) (i) The representations and warranties contained in Article 5, in each case solely as they relate to the BV Borrower and the US Borrower, shall be true and correct in all material respects on and as of the Closing Date and (ii) the Closing Date Representations and Warranties shall be true and correct in all material respects.

(d) The Arrangers shall be reasonably satisfied with (x) the Purchase Agreement (including all schedules and exhibits thereto) and (y) all other agreements, instruments and documents relating to the Transactions; and the Purchase Agreement and such other agreements, instruments and documents relating to the Transactions shall not be altered, amended or otherwise changed or supplemented, in each case in any material respect, or any material condition therein waived without the prior written consent of the Arrangers (it being agreed that the final Purchase Agreement dated January 8, 2006 and delivered to the Arrangers on January 8, 2006 is satisfactory to the Arrangers). The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement.

(e) No Default shall exist, or would result from such proposed initial Credit Extension or from the application of the proceeds therefrom.

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(f) Prior to or substantially contemporaneously with the initial Credit Extensions, the Borrowers shall have received at least $900,000,000 in gross cash proceeds from (i) the issuance and sale of the Senior Subordinated Notes and the Senior Notes, (ii) the issuance of additional common equity securities, (iii) the issuance of additional preferred equity securities having terms reasonably satisfactory to the Administrative Agent, or (iv) any combination of the foregoing.

(g) Prior to or substantially contemporaneously with the initial Credit Extensions, the Equity Contributions shall have been funded in full.

(h) (i) Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the Acquisition shall have expired or been terminated; (ii) all approvals pursuant to Competition Laws (as defined in the Purchase Agreement) listed on Section 10.01(b) of the disclosure schedule to the Purchase Agreement (the “Disclosure Schedule”) shall have been obtained; (iii) all approvals of Governmental Authorities (as defined in the Purchase Agreement) listed on Section 10.01(c) of the Disclosure Schedule shall have been obtained; and (iv) no provision of any Applicable Law (as defined in the Purchase Agreement) shall prohibit the consummation of the Acquisition or subject the Borrowers to any penalty or other condition that would reasonably be expected to have a Material Adverse Effect.

(i) All fees and expenses required to be paid on or before the Closing Date and invoiced (with reasonably supporting documentation) and delivered to the Borrowers before the Closing Date shall have been paid in full in cash.

(j) The Administrative Agent shall have received all documentation and other information with respect to each Loan Party required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 4.02. Conditions to All Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with (i) a Credit Extension to be made on the Closing Date, or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction (or waiver) of the following conditions precedent:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) and, in the case of the financial statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

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Each Request for Credit Extension (other than (i) a Credit Extension to be made on the Closing Date, or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Agents and the Lenders on the Closing Date and on each other date required by Section 4.02 that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other applicable entity power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to any Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The (a) execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and (b) as of the Closing Date only, the consummation of the Transactions (other than the Transactions described in clause (a)), are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or constitute a default under or require any payment (except for Indebtedness to be repaid on or prior to the Closing Date in connection with the Transactions) to be made under (x) (A) any Junior Financing Documentation or (B) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law (including, without limitation, Regulation X issued by the FRB); except with respect to any conflict, breach, contravention, default, payment (but not creation of Liens) or violation referred to in clause (ii) or clause (iii), to the extent that such conflict, breach, contravention, default, payment or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties or to release existing Liens in

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connection with the Transaction, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 5.05. Financial Statements; No Material Adverse Effect. (a) The Historical Financial Statements fairly present in all material respects the financial condition of the Acquired Business and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) In the case of the Closing Date, since December 31, 2005 and, in all other cases, since the date of the most recent audited financial statements delivered to the Administrative Agent pursuant to Section 6.01(a), there has been no material adverse change in, or event or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition or operating results of the BV Borrower and its Restricted Subsidiaries, taken as a whole.

(c) The forecasts of consolidated balance sheet, income statement and cash flow statement of the BV Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent and the Initial Lenders prior to the Closing Date, have been prepared in good faith based upon assumptions believed to be reasonable at the time made in light of the conditions existing at the time of preparation of such forecasts and represented, at the time of preparation, the BV Borrower’s reasonable estimate of its future financial performance, it being understood that (i) such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

SECTION 5.06. Litigation. Except as disclosed on Schedule 5.06 (the “Disclosed Litigation”), there are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Responsible Officer of any Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to restrain or contest entry into or performance under this Agreement or any other Loan Document or the consummation of the Transactions or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 5.06 hereto.

SECTION 5.07. Ownership of Property; Liens. (a) Each Loan Party and each of its Subsidiaries, as applicable, has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary

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conduct of its business, free and clear of all Liens except for Permitted Encumbrances and such minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 7.01(b) sets forth a list of all Liens on the property and assets of each Loan Party and each of its Subsidiaries that is complete and accurate in all material respects, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.01(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.07(c) sets forth a complete and accurate list of all real property owned by any Loan Party or any of its Restricted Subsidiaries, as of the Closing Date, showing as of such date the street address (to the extent available), county or other relevant jurisdiction, state and record owner and book and estimated fair value thereof. Each Loan Party has good and marketable title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) Schedule 7.02(f) sets forth a list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party that is complete and accurate in all material respects, as of the Closing Date, on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

SECTION 5.08. Environmental Compliance.

(a) There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law received by, and relating to businesses, operations or properties of, any Loan Party or its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the actual knowledge of any Responsible Officer of any Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, or, to the actual knowledge of any Responsible Officer of any Borrower, to which any Loan Party or any of its Subsidiaries sent any Hazardous Materials for disposal, is listed on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the actual knowledge of any Responsible Officer of any Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its actual knowledge, on, at or under any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on, at or under any property currently or to the actual knowledge of any Responsible Officer of any Borrower formerly owned or operated by any Loan Party or any of its Subsidiaries, except for such releases, discharges or disposal that were in compliance with Environmental Laws.

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(c) The Material Real Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, (ii) require response or remedial action under, or (iii) could result in a Borrower incurring liability under Environmental Laws, which violations, actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of the Loan Parties or any of their respective Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of by or on behalf of any Loan Party or any of its Subsidiaries in a manner that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

This Section 5.08 sets forth the sole and exclusive representations and warranties of the Loan Parties with respect to environmental, health or safety matters.

SECTION 5.09. Taxes. The Loan Parties have filed all Federal and state income and other material tax returns and reports required to be filed (after giving effect to permitted extension periods), and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than sixty (60) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. ERISA Compliance. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; and (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of any Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(b) Except as set forth on Schedule 5.10(b), there are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 5.10(c), (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding

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standard has been filed with respect to any Pension Plan; (iii) none of the Borrowers or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) none of the Borrowers or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrowers or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.11. Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in each Restricted Subsidiary are fully paid and with respect to corporate shares, nonassessable and are owned directly by the Person set forth on Schedule 5.11 and are free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the direct ownership interest of the BV Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Material Foreign Subsidiary.

SECTION 5.12. Margin Regulations; Investment Company Act. (a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Related Documents will violate any provision of the Securities Act or any rule, regulation or order of the SEC thereunder.

SECTION 5.13. Disclosure. To the actual knowledge of the Responsible Officers of the Borrowers, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (i) with respect to financial estimates, projected financial information and other forward-looking information, each Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

SECTION 5.14. Intellectual Property, Licenses, Etc. Schedule 5.14 sets forth a complete and accurate list of all registered, patented or applied for Material Intellectual Property on the Closing Date, of each Loan Party and its Subsidiaries, showing as of the Closing Date the jurisdiction in which each such

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Material Intellectual Property is registered, the registration number and the date of registration. Each Loan Party and its Restricted Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, licenses, database rights and design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently operated by each Loan Party and its Restricted Subsidiaries without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrowers, no trademarks, servicemarks, copyrights, logos, designs, slogans or other advertising devices, products, processes, methods, substances, part or other material, as currently used or employed by any Loan Party or any Restricted Subsidiary, infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the actual knowledge of any Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.16. Perfection, Mortgages, Etc. All filings and other actions reasonably necessary to perfect and protect the Liens on the Collateral created under, and in the manner contemplated by, the Collateral Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to Administrative Agent and are in full force and effect and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents. Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable first mortgage Lien on the respective Property in favor of the Administrative Agent (or such other trustee as may be required under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons, except for the Liens created or permitted under the Loan Documents.

SECTION 5.17. Compliance with Laws Generally. None of the Loan Parties or any of their respective material properties, or the use of such material properties, is in violation of any applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.18. Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Responsible Officer of any Borrower, threatened.

SECTION 5.19. Compliance with Dutch Banking Act. The BV Borrower complies and acts in accordance with the requirements of the Dutch Banking Act, the Dutch Banking Act Exemption Regulation and the Dutch Policy Rule.

SECTION 5.20. Debt. Schedule 7.03(c)(i) sets forth a list that is complete and accurate in all material respects of all Existing Indebtedness of each Loan Party and its Restricted Subsidiaries existing on the Closing Date.

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ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not then due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit that has not been collateralized on terms reasonably satisfactory to the applicable L/C Issuer shall remain outstanding, each of the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03, Section 6.15, Section 6.16, Section 6.17, Section 6.18 and Section 6.19) cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within (i) one hundred twenty (120) days after the end of the 2006 fiscal year of the BV Borrower, and (ii) ninety (90) days after the end of each fiscal year thereafter, a consolidated balance sheet of the BV Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within (i) seventy-five (75) days after the end of each of the first two (2) fiscal quarters of the BV Borrower beginning with the fiscal quarter ended June 30, 2006, and (ii) forty-five (45) days after the end of each fiscal quarter thereafter, excluding, in each case, the fourth fiscal quarter, a consolidated balance sheet of the BV Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the BV Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the BV Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than (i) one hundred twenty (120) days after the end of the 2006 fiscal year, and (ii) ninety (90) days after the end of each fiscal year thereafter, forecasts prepared by management of the BV Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the BV Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended.

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating balance sheet and the related consolidating statements of income or operations reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

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SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants auditing such financial statements that addresses either (i) whether in making the examination necessary therefor or (ii) through performance of other acceptable procedures under professional auditing standards, such firm obtained knowledge of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)(i) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the BV Borrower (which shall set forth reasonably detailed calculations (A) demonstrating compliance with Section 7.11 and (B) in the case of any delivery of financial statements under Section 6.01(a) in respect of any fiscal year ending on or after December 31, 2007, of Excess Cash Flow for such fiscal year) and (ii) at any time on or after the tenth (10th) day prior to the last day of any fiscal quarter, the Equity Investors may deliver notice of their intent to provide the BV Borrower with Net Cash Proceeds (a “Notice of Intent to Make An Equity Infusion”) through capital contributions or the purchase of Equity Interests by one or more Equity Investors as contemplated pursuant to clause (b)(xiii) and the final proviso of the definition of “Consolidated EBITDA”; provided that the delivery of a Notice of Intent to Make An Equity Infusion shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document; provided further that from the date of receipt of such Notice of Intent to Make an Equity Infusion by the Administrative Agent until the 20th Business Day following the delivery of the Compliance Certificate, neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.11;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which BV Borrower or any Restricted Subsidiary filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) from, or material statement or material report furnished to, any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report supplementing Schedule 5.07(c) hereto, including, in the case of supplements to Schedule 5.07(c), an identification of all owned real property Disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all Material Real Property acquired since the delivery of the last supplements (including the street address (if

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available), county or other relevant jurisdiction, state or other relevant jurisdiction, and the record owner), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);

(g) promptly after any Borrower has notified the Administrative Agent of any intention by such Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(h) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.02(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the BV Borrower posts such documents, or provides a link thereto on the BV Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the BV Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon the request of the Administrative Agent, the BV Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the BV Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the BV Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. The BV Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the BV Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the BV Borrower or its securities) (each, a “Public Lender”). The BV Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the BV Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the BV Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Investor.”

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SECTION 6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could in the reasonable judgment of any Loan Party reasonably be expected to result in a Material Adverse Effect, including any such matter arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event; and

(c) of the application of any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow pursuant to clause (c) of the definition of “Not Otherwise Applied”.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the BV Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), Section 6.03(b) or Section 6.03(c) (as applicable) and (y) setting forth details of the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(c), stating what action the BV Borrower or the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary (other than a Borrower) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses, Material Intellectual Property Rights and franchises necessary in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice or in the reasonable judgment of management.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the BV Borrower and its Restricted Subsidiaries in the same geographic locales) as are customarily carried under similar circumstances by such other Persons.

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SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account (in which full, true and correct, in all material respects, entries shall be made of all material financial transactions and matters involving the assets and business of the BV Borrower and the Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as an executed standard access letter of such independent public accountants is received from the Administrative Agent) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested, all at the expense of the Borrowers as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the BV Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence and continuance of an Event of Default and only at such time shall it be at the Borrowers’ expense; provided further that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants.

SECTION 6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (i) in the case of the Term Loans, to finance in part the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) to provide ongoing working capital and for other general corporate purposes of the Borrowers and their Subsidiaries (including Permitted Acquisitions).

SECTION 6.12. Covenant to Guarantee Obligations and Give Security (a) Upon (A) the formation or acquisition of any new direct or indirect Restricted Subsidiary by any Loan Party or the designation in accordance with Section 6.16 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary, (B) any Subsidiary commencing to constitute a Material Foreign Subsidiary or (C) any Restricted Subsidiary Guaranteeing any Specified Junior Financing Obligations, the BV Borrower shall, in each case at the BV Borrower’s expense; provided that, notwithstanding the foregoing, this Section 6.12 shall not apply to any Subsidiary to the extent that such Subsidiary is prohibited by applicable local Laws from taking any such action:

(i) within thirty (30) days after such formation, acquisition, designation or Guarantee (or such longer period as the Administrative Agent may agree in its reasonable discretion):

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(A) cause each such Restricted Subsidiary that is (x) a material Domestic Subsidiary, (y) a Material Foreign Subsidiary or (z) a Foreign Subsidiary that has Guaranteed any Specified Junior Financing Obligations to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Obligations of (x) the BV Borrower and (y) in the case of any Foreign Subsidiary and solely to the extent such Foreign Subsidiary has Guaranteed any Specified Junior Financing Obligations of the US Borrower or any other Domestic Subsidiary, the US Borrower, subject, in the case of clauses (y) and (z), to any limitations required by local Law;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A) to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A), to duly execute and deliver to the Administrative Agent Mortgages with respect to Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other Collateral Documents, as specified by, and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreements, Intellectual Property Security Agreement and other Collateral Documents in effect on the Closing Date), granting a Lien in substantially all personal property of such Restricted Subsidiary and all Material Real Property, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty;

(D) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A) to deliver any and all certificates representing Equity Interests owned by such Restricted Subsidiary or, if applicable in the case of Equity Interests of Foreign Subsidiaries, cause the legal representative(s) of such Restricted Subsidiary to register the transfer of the Equity Interests in the relevant share registers of such Restricted Subsidiary, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(E) take and cause such Restricted Subsidiary to take whatever action (including the recording of Mortgages with respect to Material Real Property, the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable Law), and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages and the other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(ii) within thirty (30) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request, and

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(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to Material Real Property owned by such Restricted Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent and, to the extent available, surveys and environmental assessment reports.

It is understood and agreed that (i) no Foreign Subsidiary shall be obligated to guarantee the Obligations of the US Borrower (unless such Foreign Subsidiary is a guarantor of any Specified Junior Financing Obligations of the US Borrower or any other Domestic Subsidiary), (ii) no more than 65% of the voting Equity Interests of any Foreign Subsidiary shall be required to be pledged to directly or indirectly to support the Obligations of the US Borrower (except to the extent pledged to support obligations under any Specified Junior Financing Obligations of the US Borrower or any other Domestic Subsidiary) and (iii) no Equity Interests of any Foreign Subsidiary that are held directly by a Foreign Subsidiary shall be required to be pledged to support the Obligations of the US Borrower (except to the extent pledged to support obligations under any Specified Junior Financing Obligations of the US Borrower or any other Domestic Subsidiary).

(b) Upon the acquisition of (x) any personal property by any Loan Party or (y) Material Real Property by any Loan Party, if such personal property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the relevant Borrower or Loan Party, as the case may be, shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as the case may be, the applicable actions referred to in Section 6.12(a) and Section 6.14(b).

(c) On the Closing Date, the BV Borrower will cause each Domestic Guarantor to duly execute and deliver (i) a Security Agreement to grant a first-priority perfected security interest (subject to Liens permitted under Section 7.02) in each of their respective assets constituting Collateral thereunder to secure each of their respective Obligations under the Domestic Guaranty, (ii) a Domestic Guaranty and (iii) if applicable, an Intellectual Property Security Agreement to secure each of their respective Obligations under the Domestic Guaranty. To the extent reasonably requested by the Administrative Agent, the BV Borrower will cause to be delivered to the Administrative Agent one or more customary legal opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the granting of such security interests and the making of such Guarantees.

(d) Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in or require any title insurance or similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, title insurance or similar items) is excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

SECTION 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and

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take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits as necessary for its operations and properties; and (iii) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.14. Further Assurances. (a) Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents (including, without limitation, the Collateral Documents), and (iii) with respect to any property subject to a Mortgage in Japan, periodically amend the secured amount set forth in such Mortgage to an amount not greater than 135% of the value of the property secured by such Mortgage and pay any and all taxes or additional registration fees with respect to such periodic amendments.

(b) Promptly following the delivery of each Compliance Certificate pursuant to Section 6.02(b), execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all After-Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by it as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After-Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, each Borrower will, and will cause each Guarantor to, promptly cooperate as reasonably necessary to enable the Administrative Agent to make any reasonably necessary recordations with the US Copyright Office or the US Patent and Trademark Office or comparable foreign Governmental Authority, as appropriate, with respect to such Material Intellectual Property.

(c) Take or cause to be taken each action set forth on Schedule 6.14(c) within the time period (as such time period may be extended by the Administrative Agent in its sole discretion) specified for such action to be taken on such schedule.

SECTION 6.15. Interest Rate Hedging. Enter into prior to one hundred eighty (180) days following the Closing Date, and maintain at all times thereafter until the date that is two (2) years after the Closing Date, protection against fluctuations in interest rates pursuant to Eurodollar Rate Loans or EURIBOR Loans, as the case may be, under this Agreement pursuant to one or more interest rate Swap Contracts reasonably acceptable to the Administrative Agent, the effect of which shall be to fix or limit the interest cost of the Borrowers with respect to at least 35% of Consolidated Funded Indebtedness consisting of obligations for borrowed money.

SECTION 6.16. Designation of Subsidiaries. The board of directors of the BV Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the BV Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the BV Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Borrower may be designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an

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Unrestricted Subsidiary shall constitute an Investment by BV Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the net book value of such Person’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.17. Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s.

SECTION 6.18. Junior Financing Documentation. (a) Cause each Loan Party to take any and all actions deemed reasonably necessary so that the Obligations of such Loan Parties under the Loan Documents shall be and at all times remain “Senior Indebtedness” (or any comparable term), “Designated Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the Senior Subordinated Notes Indenture or any other Junior Financing Documentation and (b) cause each Loan Party to take any and all actions deemed reasonably necessary so that the subordination provisions set forth in the Senior Subordinated Notes Indenture or any other Junior Financing Documentation, shall be and at all times remain (until the termination of all obligations (other than contingent indemnification obligations not then due and payable) of such Loan Party thereunder) effective, legally valid, binding and enforceable against the holders of any Junior Financing, if applicable, in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivorship, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 6.19. Certain Tax Matters. The BV Borrower will not book the Loans through a US branch within the meaning of Treas. Reg. Section 1.884-4(b)(1)(i)(A) and will not specifically identify the Loans as a liability of a US trade or business within the meaning of Treas. Reg. Section 1.884-4(b)(1)(ii).

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not then due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit that has not been collateralized in a manner reasonably satisfactory to the applicable L/C Issuer shall remain outstanding, the Loan Parties shall not, nor shall the BV Borrower permit any of the Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(b)(ii), and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

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(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the BV Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower Parties or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e).

(f)(i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) easements, rights-of-way, covenants, conditions, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects or matters that would be disclosed in an accurate survey affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(b)(ii); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)(i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of any Borrower or any other Loan Party or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

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(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f), Section 7.02(i) or Section 7.02(n) to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by any Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 7.03(c)(iv);

(o) Liens in favor of a Borrower, a Loan Party or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(b)(v), Section 7.03(c)(iv) and Section 7.03(c)(v);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03;

(q) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law) regarding leases entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s) Permitted Encumbrances;

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(t) other Liens securing Indebtedness or other obligations permitted under this Agreement and outstanding in an aggregate principal amount not to exceed $50,000,000;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the BV Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(w) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(x) ground leases in respect of real property on which facilities owned or leased by the BV Borrower or any of its Subsidiaries are located;

(y) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(z) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(aa) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business; and

(bb) any exclusive or non-exclusive licenses granted under any IP Rights that do not secure or is not granted in connection with incurrence of Indebtedness.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by Parent, any Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, members of management, and employees of Parent, any Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed $10,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, or (ii) in connection with such Person’s purchase of Equity Interests of Parent (or after the occurrence of a Qualifying IPO of the BV Borrower, the BV Borrower) in an aggregate amount not to exceed $10,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances);

(c) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party or in any other Restricted Subsidiary that is also not a Loan Party or (iii) by Loan Parties in any Restricted Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $50,000,000 at any time outstanding (in the case of clause (iii), determined without regard to any write-downs or write-offs of such Investments);

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(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Capital Expenditures permitted by Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06 and Section 7.14, respectively;

(f) Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, such Person, or of all of the Equity Interests (other than directors’ qualifying shares) in a Person that, upon the consummation thereof, will be owned directly by a Borrower or one or more of their respective wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12;

(B)(1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) immediately after giving effect to any such purchase or other acquisition, there must be at least $50,000,000 of unused and available Revolving Credit Commitments and (3) immediately after giving effect to such purchase or other acquisition, the Borrower Parties shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11 (assuming for purposes of making such determination that Revolving Credit Loans had been made and were outstanding at such time in respect of the full amount of the $50,000,000 of unused and available Revolving Credit Commitments referred to in the preceding clause (2)), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or Section 6.01(b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the BV Borrower demonstrating such compliance calculation in reasonable detail; and

(C) the BV Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.02(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

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(j) Investments in connection with the Acquisition;

(k) Investments in the ordinary course of business consisting of (i) indorsements for collection or deposit or (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Parent in accordance with Section 7.06;

(n) so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments that do not exceed $35,000,000 in any fiscal year (such amount to be increased to (A) $40,000,000, if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 4.5:1 and (B) $45,000,000 if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.5:1) (such applicable amount, the “Permitted Other Investment Amount”); provided that the Permitted Other Investment Amount may be increased by (x) the amount of any Eligible Equity Proceeds which are Not Otherwise Applied, (y) if the Leverage Ratio-based tests referred to in clause (A) or (B) of the first parenthetical above in this clause (n) shall have been satisfied, an amount equal to 100% of Cumulative Excess Cash Flow that is Not Otherwise Applied and (z) the sum of the Rollover Amounts for the two preceding fiscal years, to the extent that such Rollover Amounts shall not have been used to make Capital Expenditures pursuant to Section 7.14 (provided that the BV Borrower shall promptly notify the Administrative Agent of any application of any Rollover Amount or pursuant to this clause (n)); provided further that (1) to the extent the aggregate amount of Investments made pursuant to this clause (n) in any fiscal year is less than the Permitted Other Investment Amount, the amount of such difference may be carried forward and used to make Investments pursuant to this clause (n) in the two immediately succeeding fiscal years and (2) for any fiscal year, the amount of Investments that would otherwise be permitted in such fiscal year pursuant to this clause (n) may be increased by an amount not to exceed the Permitted Other Investment Amount (any amount so utilized, the “Investment Pull-Forward Amount”) (provided that the Investment Pull-Forward Amount in respect of any fiscal year shall reduce, on a dollar-for-dollar basis, the Permitted Other Investment Amount in respect of the immediately succeeding fiscal year); provided further that, to the extent that any such Investment (or series of related Investments) made pursuant to this clause (n) consists of the contribution(s) or other transfer(s) of property (other than cash) having an aggregate net book value in excess of $5,000,000 to a Joint Venture for consideration less than the fair market value of such property as determined by the Board of Directors (or equivalent body) of the BV Borrower, then the BV Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that, upon after giving Pro Forma Effect to such Investment(s), the Borrower Parties would be in compliance with the financial covenants set forth in Section 7.11;

(o) advances of payroll payments to employees in the ordinary course of business;

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(p) Guarantees by any Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q) Investments in Unrestricted Subsidiaries; provided that (i) immediately after giving effect to any such Investment, the fair market value of the assets of the applicable Unrestricted Subsidiary, when aggregated with the fair market value of the assets of all other Unrestricted Subsidiaries, shall not exceed $25,000,000 and (ii) no Default has occurred and is continuing or will occur and be continuing immediately after giving effect to any such Investment;

(r) at any time after the consummation of a Qualifying IPO of the BV Borrower, Investments to the extent the consideration paid therefor consists solely of Equity Interests of the BV Borrower;

(s) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the BV Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent (or, after the occurrence of a Qualifying IPO of the BV Borrower, the BV Borrower), to the extent the applicable Restricted Payment is permitted by Section 7.06;

(t) earnest money required in connection with Permitted Acquisitions;

(u) Investments consisting of loans and advances to the Parent and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Loan Parties in the ordinary course of business;

(v) capitalization or forgiveness of any Indebtedness owed to any Loan Parties by any other Loan Parties; and

(w) Investments to the extent the consideration paid therefor consists solely of Equity Interests of the Parent.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness evidenced by the Senior Notes, the Senior Subordinated Notes and any Permitted Refinancing thereof (which may be incurred by any Borrower, notwithstanding anything to the contrary in the definition of the term Permitted Refinancing);

(b) In the case of any Loan Party:

(i) Indebtedness of the Loan Parties under the Loan Documents;

(ii) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(iii)(A) Indebtedness in an aggregate principal amount for all Loan Parties not to exceed $50,000,000 at any time outstanding and (B) Permitted Subordinated Indebtedness for all

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Loan Parties (1) in an aggregate amount not to exceed $100,000,000 and (2) in an aggregate amount in excess of $100,000,000, solely to the extent that the full amount of Net Cash Proceeds of any such Indebtedness in excess of $100,000,000 is applied to prepay Term Loans pursuant to Section 2.05(b)(iv);

(iv)(A) Permitted Subordinated Indebtedness incurred to finance Permitted Acquisitions, and, upon notice to the Administrative Agent of its intention to do so upon receipt of the proceeds thereof, such Permitted Subordinated Indebtedness may be incurred up to 180 days prior to the consummation of any such Permitted Acquisition so long as the Net Cash Proceeds of such Indebtedness are utilized within 180 days of the incurrence thereof to finance such Permitted Acquisition (or if not so utilized within such time period, solely to the extent the Net Cash Proceeds of such Indebtedness are applied to prepay Term Loans pursuant to Section 2.05(b)(iv)), (B) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (C) Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case under this clause (iv), so long as both immediately prior and after giving effect thereto (x) no Event of Default shall exist or result therefrom, and (y) the Borrower Parties shall be in Pro Forma Compliance with the covenants set forth in Section 7.11, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness, and, in each case, any Permitted Refinancing thereof;

(v) Indebtedness of any Loan Party or any Subsidiary that is not a Loan Party owing to any other Loan Party or any Subsidiary that is not a Loan Party in respect of an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party, it being understood that such Loan Party may make payments thereon prior to the occurrence (but not during the continuance) of an Event of Default;

(vi) Indebtedness consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the BV Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent (or, after the occurrence of a Qualifying IPO of the BV Borrower, the BV Borrower), to the extent the applicable Restricted Payment is permitted by Section 7.06;

(c) In the case of the BV Borrower and its Restricted Subsidiaries:

(i) Existing Indebtedness outstanding on the date hereof and listed on Schedule 7.03(c)(i) and any Permitted Refinancing thereof;

(ii) Indebtedness in respect of Swap Contracts required by Section 6.15 or in respect of other Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(iii) Guarantees by any Borrower or any Restricted Subsidiary in respect of Indebtedness of any Borrower or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty to the extent required by Section 6.12 and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

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(iv) Indebtedness of Restricted Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $50,000,000;

(v) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(vi) Indebtedness representing deferred compensation to employees of any Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(vii) Indebtedness incurred in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(viii) Indebtedness consisting of obligations of any Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(ix) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(x) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xi) Indebtedness incurred by any Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xii) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by any Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(xiii) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(xiv) Attributable Indebtedness and Indebtedness incurred in connection with sale-leaseback transactions permitted under Section 7.05(f);

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(xv) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest to the extent such Debt is permitted hereunder;

(xvi) Indebtedness of Foreign Subsidiaries under overdraft lines of credit in an aggregate principal amount at any time outstanding for all such Persons taken together not to exceed $25,000,000; and

(xvii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (xvi).

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) any Restricted Subsidiary may merge with or liquidate into (i) any Borrower (including a merger, the purpose of which is to reorganize any Borrower into a new jurisdiction so long as (x) the US Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia and (y) the BV Borrower remains organized under the Laws of its current jurisdiction or the Laws of another jurisdiction that permits all payments required to be made by such Borrower hereunder and under the other Loan Documents to be made free and clear of and without deduction for any Taxes or such Borrower agrees to indemnify each Agent and each Lender for the full amount of such Taxes and any liability arising therefrom or with respect thereto in the manner provided in Article 3 (the requirements set forth in this clause (y) and the foregoing clause (x), collectively, the “Jurisdictional Requirements”)); provided that such Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(b)(i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than any Borrower) may liquidate or dissolve or change its legal form if the BV Borrower determines in good faith that such action is in the best interests of the business of the BV Borrower;

(c) so long as no Event of Default exists or would result therefrom, the BV Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.16; provided that if any Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (1) such Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to the Administrative Agent and (2) the Jurisdictional Requirements shall be satisfied;

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(d) the BV Borrower and its Restricted Subsidiaries may consummate the Acquisition and the transactions contemplated thereby (including the corporate restructuring transactions previously disclosed to the Administrative Agent); and

(e) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if any Borrower is a party to any transaction effected pursuant to this Section 7.04(e), (i) such Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to the Administrative Agent and (ii) the Jurisdictional Requirements shall be satisfied.

SECTION 7.05. Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers and the Restricted Subsidiaries;

(b) Dispositions of inventory, cash and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Borrower or any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or a Borrower (i) the transferee thereof must either be a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f) Dispositions by any Borrower or any Restricted Subsidiary of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $40,000,000 from and after the Closing Date, (ii) the purchase price for such property shall be paid to the relevant Borrower or such Restricted Subsidiary for not less than 75% cash consideration and (iii) all Net Cash Proceeds resulting from the Disposition pursuant to this Section 7.05(f) of Property with a fair market value in excess of $20,000,000 shall be applied to prepay Term Loans pursuant to Section 2.05(b)(ii);

(g) Dispositions of Cash Equivalents;

(h) Dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof;

(i) leases, subleases, or sublicenses of property, and Dispositions of IP Rights in the ordinary course of business, in each case that do not materially interfere with the business of the Borrowers and the Restricted Subsidiaries, and Dispositions of IP Rights under a research or development agreement in which the other party receives a license to IP Rights that result from such agreement;

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(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by any Borrower or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the Consolidated EBITDA generated by or attributable to all such property Disposed of in any fiscal year of the BV Borrower shall not exceed 10% of Consolidated EBITDA of the BV Borrower and its Subsidiaries for the cumulative period since the Closing Date (excluding any property disposed of in a Disposition or series of related Dispositions involving an aggregate fair market value of less than $5,000,000) and (iii) the sale price for such property (if in excess of $10,000,000) shall be paid to such Borrower or such Restricted Subsidiary for not less than 75% cash consideration;

(l) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date; and

(m) Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the BV Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (m));

(n) Dispositions of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then (i) the transferee must either be a Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(o) Dispositions of the Controls Business, provided that such Dispositions shall be for fair value and the payments received in respect thereof shall consist of at least 75% in cash and Cash Equivalents;

(p) sales of non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Loan Parties;

(q) any disposition of real property to a Governmental Authority as a result of a condemnation of such real property; and

(r) exclusive or non-exclusive licenses or similar agreements in respect of IP Rights;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (d), (e), (h), (i), (j), (m) and (o)), shall be for not less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

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SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to any Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to (i) a Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) the Borrowers and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrowers and the Restricted Subsidiaries may make Restricted Payments necessary to consummate the Acquisition and the other Transactions;

(d) to the extent constituting Restricted Payments, the Borrowers and the Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04, Section 7.05 or Section 7.08;

(e) the Borrowers and the Restricted Subsidiaries may make Restricted Payments to Parent:

(i) the proceeds of which will be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) the tax liability for each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns filed by or on behalf of the Ultimate Parent; provided that such proceeds are limited to the tax liability attributable to the Borrowers and the Subsidiaries determined as if the Borrowers and the Subsidiaries filed separately;

(ii) the proceeds of which shall be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) the Ultimate Parent’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $5,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of the Ultimate Parent attributable to the ownership or operations of the Borrowers and the Restricted Subsidiaries;

(iii) the proceeds of which shall be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the Ultimate Parent’s corporate existence;

(iv) the proceeds of which will be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Ultimate Parent (or, after a Qualifying IPO of the BV Borrower, the BV Borrower) held by any future, present or former employee, director, officer, member of management or consultant of the Ultimate Parent or any of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (e)(iv) does not exceed in any calendar year $7,500,000 (with unused amounts in any calendar year being carried over to succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds from the sale of Equity Interests to employees, directors, officers, members of management or consultants of the Ultimate Parent or of its Subsidiaries that occurs after the Closing Date to the extent such

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proceeds constitute Eligible Equity Proceeds plus (2) the amount of any cash bonuses otherwise payable to employees, directors, officers, members of management or consultants of the Ultimate Parent or any of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing) in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Ultimate Parent pursuant to a deferred compensation plan of such Person plus (3) the cash proceeds of key man life insurance policies received by the Ultimate Parent (to the extent such proceeds are contributed to the BV Borrower) or any Borrower or any Restricted Subsidiary after the Closing Date (provided that the BV Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (1), (2) and (3) above in any calendar year) less (4) the amount of any Restricted Payments previously made pursuant to clauses (1), (2) and (3) of this clause (e)(iv);

(v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (B) the Ultimate Parent shall, immediately following the closing or consummation thereof, cause or have caused (1) all property acquired (whether assets or Equity Interests) to be contributed to a Borrower or a Loan Party (or a Person that will become a Loan Party upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into a Borrower or a Loan Party in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;

(vi) the proceeds of which shall be used by the Parent for distribution to the Ultimate Parent to make (or to make a Restricted Payment to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Ultimate Parent (or, after a Qualifying IPO of the BV Borrower, of the BV Borrower); provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the BV Borrower (or any authorized committee thereof));

(vii) the proceeds of which shall be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(viii) the proceeds of which shall be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of the Ultimate Parent to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrowers and the Restricted Subsidiaries; and

(ix) the proceeds of which shall be used by the Parent for distribution to the Ultimate Parent to pay (or to make a Restricted Payment to enable it to pay) amounts owing pursuant to the Sponsor Management Agreement, the Shareholders Agreement or other amounts of the type described in Section 7.08(d), Section 7.08(i) or Section 7.08(k), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by a Borrower Party;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, in addition to the foregoing Restricted Payments, the Ultimate Parent, the Parent, the

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Borrowers and the Restricted Subsidiaries may make additional Restricted Payments to their respective shareholders in an aggregate amount not to exceed $25,000,000 (such amount to be increased to (A) $35,000,000 if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 5.0:1 and (B) $50,000,000 if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 4.0:1; and

(g) at any time on or after December 31, 2006, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 5.0:1 (determined on a Pro Forma Basis after giving effect to any Restricted Payment to be made pursuant to this Section 7.06(g)), in addition to the foregoing Restricted Payments, the Ultimate Parent, the Parent, the Borrowers and the Restricted Subsidiaries may make additional Restricted Payments to their respective shareholders in an amount not to exceed the Cumulative Excess Cash Flow Not Otherwise Applied as in effect immediately prior to the time of the making of such Restricted Payment;

(h) from and after a Qualifying IPO of the BV Borrower, the BV Borrower may make Restricted Payments, in each case in accordance with the provision thereof, deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; and

(i) Restricted Payments payable by any Loan Party to its stockholders with respect to the proceeds (net of any mandatory prepayment amount(s) required to be paid to the Lenders under Section 2.05(b)(i)(C)) received from any Disposition of any property or assets pursuant to Section 7.05(o)) in an aggregate maximum amount not to exceed $200,000,000; provided that no Event of Default shall have occurred and be continuing at the time of such Restricted Payment.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries on the date hereof or any business reasonably related, supportive, complementary or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any entity that becomes a Loan Party as a result of such transaction, (b) on fair and reasonable terms substantially as favorable to the relevant Borrower or such Restricted Subsidiary as would be obtainable by such Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees, costs and expenses in connection with the consummation of the Transactions, (d) so long as no Event of Default shall have occurred and be continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the payment of fees, expenses or other payments to the Sponsor pursuant to the Sponsor Management Agreement as such fee provisions are set forth in the Sponsor Management Agreement as in effect on the Closing Date, (e) loans and other transactions by the Borrowers and the Subsidiaries to the extent not prohibited by this Agreement, (f) entering into employment and severance arrangements between Parent, the Borrowers and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (g) payments by the Borrowers and the Restricted Subsidiaries pursuant to the tax sharing agreements among Parent, the Borrowers and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Borrowers and the Subsidiaries, (h) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Parent, the Borrowers and the Restricted Subsidiaries in the ordinary course of business or the Sponsor or to its Affiliates, to the extent attributable to the ownership or operations of the Borrowers

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and the Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (i) the payment of fees, expenses, indemnities or other payments pursuant to the Shareholders Agreement as such fee and indemnity provisions are set forth in the Shareholders Agreement as in effect on the Closing Date, (j) transactions pursuant to the other permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) Restricted Payments permitted under Section 7.06, (l) payments by the Borrowers and the Restricted Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions, financings or divestitures, which payments are approved by the board of directors of the BV Borrower in good faith, (m) the issuance of Equity Interests to the management of the BV Borrower or any of its Subsidiaries in connection with the Transaction, (n) payment of reasonable compensation to officers and employees for services actually rendered to any Loan Party or any of its Subsidiaries, (o) stock option and compensation plans of the Loan Parties and their Subsidiaries, (p) advances and loans to officers, directors, members of management and employees of Parent, any Borrower or any Restricted Subsidiary to the extent specifically permitted under Section 7.02(b), (q) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the BV Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent (or, after the occurrence of a Qualifying IPO of the BV Borrower, the BV Borrower), to the extent the applicable Restricted Payment is permitted by Section 7.06, and (r) other transactions specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Dispositions, Investments and Indebtedness).

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document, the Senior Notes Indenture, the Senior Subordinated Notes Indenture or customary terms in any documentation providing for any Permitted Refinancing thereof) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, or (b) any Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) arise under applicable law, (y) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto or (z) to the extent Contractual Obligations permitted by clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the BV Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the BV Borrower, (iii) represent Indebtedness of a Restricted Subsidiary which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may

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relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

SECTION 7.10. Holding Company. The Parent shall not (a) engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests in the BV Borrower (or other Equity Interests in accordance with clause (b) below) and activities incidental thereto, (ii) activities necessary to consummate the Acquisition and the Transactions and (iii) corporate maintenance activities (including the payment of taxes and expenses associated with being a holding company), (b) own or acquire any assets (other than Equity Interests in the BV Borrower or other Subsidiaries of the BV Borrower that are pledged to secure the Obligations pursuant to a Collateral Document and cash and Cash Equivalents in amounts reasonably required in connection with its permitted business activities or representing proceeds of a Restricted Payment permitted hereunder temporarily held pending further distribution to the Permitted Holders), (c) create, incur, assume or permit to exist any Lien on any property or asset owned by it, other than Liens under the Loan Documents or non-consensual Liens permitted under Section 7.01, (d) incur any liabilities (other than liabilities under the Loan Documents, unsecured Guarantees permitted hereunder, liabilities relating to the performance of its obligations under such documents and other liabilities (not including Indebtedness) incidental to its existence and permitted business activities), (e) make any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7, and (f) engage in any transaction that Parent is permitted to enter into or consummate under this Article 7.

SECTION 7.11. Financial Covenants. (a) Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter of the BV Borrower (beginning with the fiscal quarter ending September 30, 2006) set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006			8.75:1	8.75:1
2007	8.75:1	8.75:1	8.50:1	8.50:1
2008	8.50:1	8.50:1	8.50:1	8.00:1
2009	8.00:1	8.00:1	8.00:1	7.50:1
2010	7.50:1	7.50:1	7.50:1	7.00:1
2011	7.00:1	7.00:1	7.00:1	7.00:1
2012	7.00:1	7.00:1	7.00:1	7.00:1

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter of the BV Borrower (beginning with the fiscal quarter ending September 30, 2006) (as set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006			1.20:1	1.20:1
2007	1.20:1	1.20:1	1.30:1	1.30:1
2008	1.30:1	1.30:1	1.30:1	1.40:1
2009	1.40:1	1.40:1	1.40:1	1.50:1
2010	1.50:1	1.50:1	1.50:1	1.60:1
2011	1.60:1	1.60:1	1.60:1	1.60:1
2012	1.60:1	1.60:1	1.60:1	1.60:1

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SECTION 7.12. Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders or (b) any term or condition of any Junior Financing Documentation in any manner materially adverse to the interests of the Administrative Agent or the Lenders, in each case without the consent of the Administrative Agent.

SECTION 7.13. Accounting Changes. Make any change in (a) fiscal year or (b) accounting policies or reporting policies except as required or permitted by generally accepted accounting principles; provided, however, that the BV Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the BV Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are deemed reasonably necessary by the Administrative Agent, and not objected to by the Required Lenders, to reflect such change in fiscal year.

SECTION 7.14. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any of the Senior Subordinated Notes, any Permitted Subordinated Indebtedness or any other subordinated Indebtedness having an aggregate principal amount of more than the Threshold Amount (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (x) for an aggregate purchase price not to exceed $25,000,000; provided that, if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 5.0:1, such amount may be increased by an amount equal to the sum of (1) $25,000,000 and (2) an amount equal to 100% of Cumulative Excess Cash Flow that is Not Otherwise Applied or (y) the refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness or Eligible Equity Proceeds that are Not Otherwise Applied and (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests).

SECTION 7.15. Designated Senior Debt. Designate any Indebtedness (other than under this Agreement and the other Loan Documents) of the Borrowers or the Restricted Subsidiaries as “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 7.16. Capital Expenditures. (a) Make any Capital Expenditures that would cause the aggregate amount of Capital Expenditures made by the Borrowers and the Restricted Subsidiaries in any fiscal year to exceed $70,000,000 (such amount, subject to the last paragraph of this Section 7.16, the “Permitted Capital Expenditure Amount”); provided that, with respect to any fiscal year of the Borrower during which a Permitted Acquisition is consummated and for each fiscal year subsequent thereto, the Permitted Capital Expenditure Amount applicable to each such fiscal year shall be increased by an amount equal to the greater of (i) 200% of the quotient obtained by dividing (A) the amount of capital expenditures (determined in accordance with GAAP) made by the acquired entity or business for the thirty-six month period immediately preceding the consummation of such Permitted Acquisition by (B) three (3) and (ii) 10% of the quotient obtained by dividing (A) the net sales of the acquired entity or business for such thirty-six month period (as set forth in the audited financial statements of such acquired entity or business for such period or, if such audited financial statements are not available, as set forth in the most recent financial statements of such acquired entity or business delivered to the relevant Borrower or Restricted Subsidiary by such acquired entity or business or the seller thereof in connection with the purchase and sale agreement relating to such Permitted Acquisition or otherwise in connection with such Borrower’s or such Restricted Subsidiary’s consideration of Permitted Acquisition) divided by (B) three (3) (such greater amount, the “Acquired Permitted Capital Expenditure Amount”); provided further

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that, with respect to the fiscal year during which any such Permitted Acquisition occurs, the Permitted Capital Expenditure Amount applicable to such fiscal year shall be increased by an amount equal to the product of (x) the Acquired Permitted Capital Expenditure Amount and (y) a fraction, the numerator of which is the number of days remaining in such fiscal year and the denominator of which is 365 or 366, if applicable.

(b) Notwithstanding anything to the contrary contained in clause (a) above, (i) to the extent that the aggregate amount of Capital Expenditures made by the Borrowers and the Restricted Subsidiaries in any fiscal year pursuant to such clause (a) is less than the amount set forth therein, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the succeeding fiscal years to the extent such Rollover Amount shall not previously have been used to determine the permissibility of an Investment pursuant to Section 7.02(n) and (ii) for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 7.16 (including as a result of the application of clause (i) of this clause (b)) may be increased by an amount not to exceed $20,000,000 (the “CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that would have been permitted to be made in the immediately succeeding fiscal year (provided that, other than in respect of the 2013 fiscal year, the Borrowers and the Restricted Subsidiaries may apply the CapEx Pull-Forward Amount in such immediately succeeding fiscal year).

SECTION 7.17. Partnership, Etc. Become a general partner in any general or limited partnership or Joint Venture, or permit any of its Restricted Subsidiaries to do so, other than any Restricted Subsidiary the sole assets of which consist of its interest in such partnership or Joint Venture.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest or any fee payable pursuant to Section 2.09 or (iii) within ten (10) Business Days after invoice or written demand, any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrowers) or Section 6.11 or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by the last proviso set forth in the definition of “Consolidated EBITDA”; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrowers; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or, as provided in Section 4.02, deemed made; or

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(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and determined, in the case of any Swap Contract, by reference to the Swap Termination Value of such Swap Contract) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which such insurer has been notified of such judgment or order and has not denied coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations not then due and payable or Letters of Credit that are collateralized in a manner reasonably satisfactory to the

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applicable L/C Issuer), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not then due and payable or Letters of Credit that are collateralized in a manner reasonably satisfactory to the applicable L/C Issuer) and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02 or Section 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in any Collateral covered thereby that has a value greater $10,000,000 or that is otherwise material to the business of any Loan Party, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have ultimately denied or disclaimed in writing that such losses are covered by such title insurance, notwithstanding any initial denial or disclaimer of coverage by the Title Company under lender’s title insurance policy, (iii) as a result of the sale, release or other Disposition of the applicable Collateral in a transaction permitted under the Loan Documents and (iv) relating to an immaterial amount of the Collateral.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, ratably to (a) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and (b) to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans, (ii) the Secured Hedge Obligations and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not then due and payable and Letters of Credit that are cash collateralized on terms reasonably satisfactory to the applicable L/C Issuer) have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth(b) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrowers.

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ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01. Authorization and Action. (a) Each Lender (in its capacities as a Lender, a Swing Line Lender (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender, a Swing Line Lender (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 9.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 9.05 as though any such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrowers or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 9.01(c) in the absence of such Agent’s gross negligence, bad faith or willful misconduct.

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SECTION 9.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Goldman Sachs Credit Partners, L.P. and Affiliates. With respect to its Commitments, the Loans made by it and any Notes issued to it, each of Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Goldman Sachs Credit Partners, L.P. shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though they were not Agents; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Goldman Sachs Credit Partners, L.P. in their individual capacities. Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Goldman Sachs Credit Partners, L.P. and their affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Goldman Sachs Credit Partners, L.P. were not an Agents and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 9.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions,

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judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) Each Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Revolving Credit Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Letters of Credit or the Loan Documents or any action taken or omitted by the Issuing Bank under the Letters of Credit or the Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.

(c) For purposes of this Section 9.05, each Lender’s respective ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to such Lender, (ii) such Lender’s Pro Rata Share of the aggregate available amount of all Letters of Credit outstanding at such time, (iii) such Lender’s unused Term Commitments at such time and (iv) such Lender’s unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Loans owing to the Swing Line Lender and of Letter of Credit Loans owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.06. Successor Agents. Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it or its Affiliate has also been replaced as

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Collateral Agent, Swing Line Lender and Issuing Bank and discharged from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right (with the consent of the Borrowers, so long as no Event of Default has occurred or is continuing) to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders (or, so long as no Event of Default has occurred or is continuing, consented to by the Borrowers), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

SECTION 9.07. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless (x) in the case of any amendment necessary to implement the terms of any Additional Term Loans or Additional Revolving Credit Loans, as applicable, in accordance with the terms hereof, in writing signed by the relevant Borrower, the Administrative Agent and the relevant Additional Term Lenders or Additional Revolving Credit Lenders, as applicable, and (y) in the case of any other amendment, in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the relevant Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or Section 2.08 or fees under Section 2.03(i) or Section 2.09(a), without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders”;

(e) change the definition of “Pro Rata Share”, Section 2.12(a), Section 2.13 or Section 8.03 in any manner that would alter the pro rata sharing of payments or other amounts required thereby without the written consent of each Lender affected thereby;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender; or

(g) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release any material Guarantor from its obligations under the Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under

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this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the relevant Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, in the event that the Borrowers request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrowers and the Required Lenders, the Borrowers and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender that are (x) Revolving Credit Lenders, (y) Term Lenders or (z) both, at the election of the Borrowers and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full with accrued interest, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

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Further, notwithstanding anything to the contrary contained in Section 10.01, if within thirty (30) days following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

SECTION 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, any Guarantor, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the relevant Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made

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in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all actual losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence, bad faith or willful misconduct.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs, Expenses and Taxes. The Borrowers agree upon and following the Closing Date (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one attorney for all Lenders and the Administrative Agent (which shall be Shearman & Sterling LLP) and such other local counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Borrowers, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 10.05). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly (but in any event within 30 days) following receipt by the BV Borrower or an invoice relating thereto setting forth such expenses in reasonable detail. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

SECTION 10.05. Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, actual losses, actual damages, penalties, claims, demands, actions, judgments, suits, reasonable costs, reasonable expenses and reasonable disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders (exclusive of one local counsel to the Administrative Agent and the Lenders in each appropriate jurisdiction), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or

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instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by any Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnitee or any of its directors, officers or employees or a material breach of the Loan Documents by any Indemnitee or (y) arise from claims of any of the Lenders solely against one or more Lenders (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of any Borrower or their respective Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors or (z) arise from claims of any Person (other than the Borrowers or their Affiliates but subject to the other limitations on their obligations set forth in this Section 10.05) against Morgan Stanley arising from its role as financial advisor to the Acquired Business in connection with the Acquisition. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly (but in any event within thirty (30) days) after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued

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in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

SECTION 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or Section 10.07(h), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 or €1,000,000, in the case of any assignment in respect of any Term Loans; (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) has occurred and is continuing and except for assignments in connection with the exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders following the date on which either any Event of Default referred to in Section 8.01(f) or Section 8.01(g)(i) shall have occurred and be continuing in respect of any Borrower or the Loans shall have been declared immediately due and payable pursuant to Section 8.02, each Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed); (v) the parties (other than the relevant Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially may be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption; and (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the

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relevant Borrower or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections and Section 3.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect

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to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the relevant Borrower’s prior written consent and such Participant complies with Section 3.01, Section 3.06 and Section 10.15 as if such Participant were a Lender under Section 10.15. A Participant shall not be entitled to the benefits of Section 3.01 unless the relevant Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the relevant Borrower, to comply with Section 3.01, Section 3.06 and Section 10.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the relevant Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the relevant Borrower under this Agreement (including its obligations under Section 3.01, Section 3.04 or Section 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the relevant Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or any Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(i) Notwithstanding anything to the contrary contained herein, Morgan Stanley may, upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or the Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to Morgan Stanley’s resignation as L/C Issuer, Morgan Stanley shall have identified a successor L/C Issuer reasonably acceptable to the Borrowers willing to accept its appointment as successor L/C Issuer. In the event of any

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such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of Morgan Stanley as L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above. If Morgan Stanley resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Morgan Stanley resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the BV Borrower prompt notice of such disclosure to the extent permitted by applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions no less restrictive than those of this Section 10.08 (or as may otherwise be reasonably acceptable to the BV Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the BV Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08)]. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08.

SECTION 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by each of the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at

Credit Agreement

any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the BV Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of any Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is not a Loan Party do not constitute such an asset and (a) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrowers’ obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and

Credit Agreement

thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations to the extent not then due and payable or Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable L/C Issuer) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(g).

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. Tax Forms. (a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the US Borrower (each, a “Non-US Lender”) shall deliver to the US Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Non-US Lender by the US Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the US Borrower pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the US Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the US Borrower and the Administrative Agent that such Non-US Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10 percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the US Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Non-US Lender shall (A) promptly submit to the US Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the US Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Non-US Lender by the US Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the US Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the US Borrower or the Administrative Agent, and (B) promptly notify the US Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender), shall deliver to the US Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as

Credit Agreement

may be necessary in the determination of the US Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.

(iii) If any form or document referred to in this Section 10.15 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service, that the applicable Non-US Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(iv) The US Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Non-US Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 10.15(a), or (B) any Non-US Lender with respect to any Taxes required to the deducted or withheld by reason of such Non-US Lender’s failure to satisfy the foregoing provisions of this Section 10.15(a), with respect to Taxes required to be deducted or withheld by reason of such US Lender’s failure; provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender to the US Borrower or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the US Borrower of its obligation to pay any amounts pursuant to Section 3.01 if such Lender’s failure to satisfy the provisions of Section 10.15(a) is reasonably the result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof.

(v) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 10.16. Process Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. In addition, each Loan Party not organized in the United States of America or a state thereof hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 in the United States, as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party not organized in the United States of America or a state thereof also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in Section 10.02 (such service to be effective seven days after mailing thereof). Each Loan Party not organized in the United States of America or a state thereof covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such. Nothing in this Section 10.16 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the

Credit Agreement

right of any Lender or the Administrative Agent to bring any suit, action or proceeding against each Loan Party or its property in the courts of other jurisdictions.

SECTION 10.17. GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.18. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.19. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and the conditions set forth in Section 4.01 shall have been satisfied or waived, and thereafter shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.20. USA Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

Credit Agreement

SECTION 10.21. Supplemental Obligations. In order to provide for the creation and enforcement of security interests in Collateral under certain Foreign Security Agreements securing all of the Secured Obligations, each of the parties hereto hereby agrees as follows:

(a) The Borrowers hereby irrevocably and unconditionally agree and covenant with the Administrative Agent to pay directly to the Administrative Agent, as a creditor in its own right and not in its capacity as Administrative Agent, on the Administrative Agent’s first demand, amounts equal to, and in the currency of, the Secured Obligations as and when such amounts become due and payable in accordance with the terms and conditions of any of the Loan Documents (the obligations of the Borrowers under this Section 10.21(a), the “Supplemental Obligations”).

(b) The Borrowers and the Administrative Agent further agree and acknowledge that (i) the Supplemental Obligations are separate and independent from and without prejudice to the Secured Obligations under the Loan Documents and (ii) the Administrative Agent’s right to receive payment of the Supplemental Obligations represents a separate and independent claim from the claims of the Lenders to receive payments in respect of the Secured Obligations; provided that the aggregate amount at any time owing in respect of the Supplemental Obligations shall not exceed the aggregate amount then owing under the Secured Obligations.

(c) Any amount unconditionally and irrevocably paid by the Borrowers in satisfaction of the Secured Obligations pursuant to the Loan Documents shall equally reduce the aggregate amount due under the Supplemental Obligations in a like amount, and any amount unconditionally and irrevocably received or applied by any of the Lenders in satisfaction of the Secured Obligations, shall equally reduce the Supplemental Obligations.

(d) If, after enforcement of the rights of the Collateral Agent and the Secured Parties under the Collateral Documents, there are insufficient proceeds to satisfy and discharge the Supplemental Obligations in full, the unpaid balance of the Supplemental Obligations shall then cease to exist, without prejudice, however, to (i) any other Obligations of the Borrower or any other Loan Party under any of the Loan Documents and (ii) any remedies of the Agents or the Lenders or any one of them under the Loan Documents.

(e) For the avoidance of doubt, this Section 10.21 shall not (i) be deemed to constitute a commitment of the Administrative Agent to make any advances or otherwise extend credit under or in respect of the Supplemental Obligations or otherwise and (ii) create any duties or obligations on the part of the Administrative Agent other than to hold the Supplemental Obligations.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SENSATA TECHNOLOGIES B.V., as BV Borrower

By:	/s/ Ian Blasco
Name:	Ian Blasco
Title:	Authorized Signatory

SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, as US Borrower

By:	/s/ Thomas Wroe, Jr.
Name:	Thomas Wroe, Jr.
Title:	Chief Executive Officer

SENSATA TECHNOLOGIES INTERMEDIATE HOLDINGS B.V., as Parent

By:	/s/ Ian Blasco
Name:	Ian Blasco
Title:	Authorized Signatory

Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., individually as an Initial Lender and as Administrative Agent, Initial L/C Issuer and Initial Swing Line Lender

By:	/s/ Todd Vannucci
Name:	Todd Vannucci
Title:	Managing Director

Credit Agreement

EXHIBIT A

FORM OF

COMMITTED LOAN NOTICE

MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”),

as Administrative Agent

under the Credit Agreement

referred to below

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, NY 11201                                                                                                   [            ], 200

Attention: Larry Benison/Gerard Jordan

Ladies and Gentlemen:

The undersigned, [SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Borrower”)] [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (the “Borrower”)], refers to the Credit Agreement dated as of April 27, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company] [SENSATA TECHNOLOGIES B.V a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands], SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, the Lenders, the Initial L/C Issuer, the Initial Swing Line Lender and Morgan Stanley as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 (a) of the Credit Agreement that the undersigned hereby requests a [Borrowing] [a conversion] [a continuation] (the “Proposed Action”) under the Credit Agreement, and in that connection sets forth below the information relating to such Proposed Action as required by Section 2.02(a) of the Credit Agreement:

(i) The Proposed Action is a 1[US Term Borrowing] [Euro Term Borrowing] [Dollar Revolving Credit Borrowing][Euro Revolving Credit Borrowing] [conversion of [US Term Loans] [Dollar Revolving Credit Loans] from [Base Rate] [Eurodollar Rate] Loans to [Base Rate] [Eurodollar Rate] Loans]] [a continuation of a Eurodollar Rate Loan].

(ii) The Business Day of the Proposed Action is                     , 200[  ].

(iii) The principal amount to be [borrowed] [converted] [continued] pursuant to the Proposed Action is                     .

[1]	Insert only one choice in brackets.

1

(iv) 2[The Type of Loan comprising the Proposed Action is a [Base Rate Loan] [Eurodollar Rate Loan].]

(v) 3[The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Action is                      month[s].]

(vi) The account of the Borrower to be credited with the proceeds of the Proposed Action is [                                ].

4The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Action:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of the Proposed Action, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) that for purposes of this Committed Loan Notice, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) of the Credit Agreement and, in the case of the financial statements furnished pursuant to Section 6.01(b) of the Credit Agreement, the representations contained in Section 5.05(a) of the Credit Agreement, as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

(b) No Default exists, or would result, from such borrowing or from the application of proceeds therefrom.

(c) The conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied on and as of the date of the Proposed Action.

Delivery of an executed counterpart of this Committed Loan Notice by facsimile shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.

Very truly yours,

[SENSATA TECHNOLOGIES B.V.] [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC]

By
Title:

[2]	Insert only if the Proposed Action involves a US Term Borrowing, a Dollar Revolving Credit Borrowing, or a conversion.
[3]	Insert only if the Proposed Action is a Borrowing involving a Eurodollar Rate Loan or a EURIBOR loan.
[4]	Do not use for any Committed Loan Notice requesting only a conversion of Loans from one Type to another or for a continuation of Eurodollar Rate Loans.

2

EXHIBIT B

FORM OF

SWING LINE LOAN NOTICE

MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”),

as Administrative Agent

under the Credit Agreement

referred to below

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, NY 11201                                                                                                   [            ], 200

Attention: Larry Benison/Gerard Jordan

Ladies and Gentlemen:

The undersigned, [SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Borrower”)] [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (the “Borrower”)], refers to the Credit Agreement dated as of April 27, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC], a Delaware limited liability company] [SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands], SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, the Lenders, the Initial L/C Issuer, the Initial Swing Line Lender and Morgan Stanley as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.04(b) of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.04(b) of the Credit Agreement:

(i) The aggregate amount of the Proposed Borrowing is $            .1

(ii) The Business Day of the Proposed Borrowing is                     , 200  .

(iii) The account of the Borrower to be credited with the proceeds of the Proposed Borrowing is

[                            ].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

[1]	The aggregate amount must be a minimum of $1,000,000.

1

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of the Proposed Borrowing, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) that for purposes of this Committed Loan Notice, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) of the Credit Agreement and, in the case of the financial statements furnished pursuant to Section 6.01(b) of the Credit Agreement, the representations contained in Section 5.05(a) of the Credit Agreement, as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.]

(b) No Default exists, or would result, from the Proposed Borrowing or from the application of proceeds therefrom.

(c) The conditions specified in Section 4.02(a) and Section 4.02 of the Credit Agreement have been satisfied on and as of the date of the Proposed Borrowing.

Delivery of an executed counterpart of this Swing Line Loan Notice by fascimile shall be effective as delivery of an original executed counterpart of this Swing Line Loan Notice.

Very truly yours,

[SENSATA TECHNOLOGIES B.V.] [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC]

By
Title:

2

EXHIBIT C-1

FORM OF

TERM NOTE

[$][€]	Dated: [ ], 200[ ]

FOR VALUE RECEIVED, the undersigned, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company ] [POTAZIA HOLDING B.V., a besloten vennootschap organized under the laws of the Netherlands ], (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      or its registered assigns (the “Lender”) for the account of its applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Term Loan (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April [27], 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company] [POTAZIA HOLDING B.V., a besloten vennootschap organized under the laws of the Netherlands], SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a besloten vennootschap organized under the laws of the Netherlands, the Lenders, the Initial L/C Issuer, the Initial Swing Line Lender and , MORGAN STANLEY SENIOR FUNDING INC., as Administrative Agent for the Lender and such other lender parties, on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, at [            ], in same day funds. The Term Loan owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single loan (the “Term Loan”) by the Lender to the Borrower in an amount not to exceed the [Dollar] [Euro] amount first above mentioned, the indebtedness of the Borrower resulting from such Term Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SENSATA TECHNOLOGIES FINANCE COMPANY, LLC] [POTAZIA HOLDING B.V.]

By
Title:

PAYMENTS OF PRINCIPAL

Date	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT C-2

FORM OF

REVOLVING CREDIT NOTE

[$][€]

FOR VALUE RECEIVED, the undersigned, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company ] [SENSATA TECHNOLIGES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands], (the “Borrower”), HEREBY PROMISES TO PAY to the order of              or its registered assigns (the “Lender”) for the account of its applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Revolving Credit Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 27, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company] [SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands], SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, the Lenders, the Initial L/C Issuer, the Initial Swing Line Lender and , MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lender and such other lender parties, on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the [United States of America] [European Union] to MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201 in same day funds. Each Revolving Credit Loan owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Revolving Credit Loans” ) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the [Dollar] [Euro] amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SENSATA TECHNOLOGIES FINANCE COMPANY, LLC] [SENSATA TECHNOLOGIES B.V.]

By
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT C-3

FORM OF

SWING LINE CREDIT NOTE

$

FOR VALUE RECEIVED, the undersigned, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company ] [SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands], (the “Borrower”), HEREBY PROMISES TO PAY to the order of              or its registered assigns (the “Lender”) for the account of its applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Swing Line Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 27, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, [SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company] [SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands], SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, the Lenders, the Initial L/C Issuer, the Initial Swing Line Lender and, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lender and such other lender parties, on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201 in same day funds. Each Swing Line Loan owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Swing Line Loans” ) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Loans being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SENSATA TECHNOLOGIES FINANCE COMPANY, LLC] [SENSATA TECHNOLOGIES B.V.]

By
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Lenders that are parties to the Credit Agreement referred to below

Reference is made to that certain Credit Agreement dated as of April 27, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “BV Borrower”), SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (the “US Borrower”), SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), the Initial L/C Issuer, the Initial Swing Line Lender and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

The undersigned Responsible Officer of the BV Borrower hereby certifies as of the date hereof that he/she is the              of the BV Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the BV Borrower, and that:

I. ±[Reports. Attached hereto is (i) a report supplementing Schedule 5.07(b) of the Credit Agreement, including an identification of all owned real property Disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all Material Real Property acquired since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, state or other relevant jurisdiction and the record owner) and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered hereby requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement.]

II. Financial Tests. The BV Borrower hereby certifies and warrants to you that attached are detailed calculations *[(A)] demonstrating compliance with Section 7.11 of the Credit Agreement *[and (B) of Excess Cash Flow for fiscal year ended on [            ]].

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

±	Insert only if applicable.
*	Insert if delivering this Compliance Certificate concurrently with or no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) of the Credit Agreement for any fiscal year ending on or after December 31, 2007.

(A) Section 7.11(a): Leverage Ratio - Ratio of Adjusted Consolidated Funded Indebtedness to Consolidated EBITDA

(1) The sum of (a) with respect to Consolidated Funded Indebtedness consisting of revolving borrowings, the average daily outstanding amount of such revolving borrowings for the four fiscal quarters most recently ended on or prior to such day (or, if fewer than four full fiscal quarters have elapsed since April [27], 2006, for the period commencing on April [27], 2006 and ending on the last day of the fiscal quarter most recently ended on or prior to such day) plus (b) with respect to all other Consolidated Funded Indebtedness, the outstanding amount thereof on such day (Item (D)(3)):

$

(2) Consolidated EBITDA of the Borrower Parties, as of the end of any fiscal quarter of the BV Borrower for the four (4) fiscal quarter period ending on such date (the “Measurement Period”) (Item (C)(10)):

$

(3) Ratio of Item (A)(1) to Item (A)(2):		:1

(4) Maximum permitted:		:1

(B) Section 7.11(b): Interest Coverage Ratio - Ratio of Consolidated EBITDA to Consolidated Interest Charges

(1) Consolidated EBITDA of the Borrower Parties for the Measurement Period (Item (C)(10)):	$

(2) Consolidated Interest Charges of the Borrower Parties for the Measurement Period:

(a) The amount by which (i) the sum of interest expense for the Measurement Period (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (u) fees and expenses associated with the consummation of the Transactions, (v) annual agency fees paid to the Administrative Agent, (w) costs associated with obtaining Swap Contracts, (x) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), (y) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) and (z) amortization or write-down of any deferred financing fees) exceeds (ii) interest income for the Measurement Period, in each case as determined in accordance with GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to the Measurement Period:

$

(3) Ratio of Item (B)(1) to Item (B)(2)(a):		to 1.00

(10) Minimum required:		to 1.00

(C) Consolidated EBITDA

(1) Consolidated Net Income of the BV Borrower, the US Borrower and the Restricted Subsidiaries for the Measurement Period:	$

(2) An amount which, in the determination of Consolidated Net Income, has been deducted for, without duplication:

(a) total interest expense and to the extent not reflected in such total interest expense, the costs of surety bonds in connection with any financing activity and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk in the ordinary course of business, net of interest income and gains on such hedging obligations:

$

(b) income, withholding, franchise and similar taxes and any tax distributions made pursuant to Section 7.06(e)(i) and Section 7.06(e)(iii) of the Credit Agreement and foreign withholding taxes paid or accrued during such period:

$

(c) total depreciation and amortization expense (including non-cash amortization of debt discount or deferred financing costs):	$

(d) letter of credit fees:	$

(e) cash fees, costs and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02 of the Credit Agreement, Disposition permitted under Section 7.05 of the Credit Agreement, Equity Issuance or Debt Issuance (in each case, whether or not consummated):

$

(f) to the extent actually reimbursed or reimbursable, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or a Permitted Acquisition:

$

(g) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption:

$

(h) management fees paid under Section 7.08(d) of the Credit Agreement or any other monitoring, consulting or advisory fees and related expenses paid to Sponsor to the extent permitted under the Credit Agreement:

$

(i) to the extent deducted in calculating Consolidated Net Income for such period, any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment permitted under Section 7.02 of the Credit Agreement:

$

(j) non-cash losses from Joint Ventures and non-cash minority interest reductions:	$

(k) fees and expenses in connection with exchanges or refinancings permitted by Section 7.14 of the Credit Agreement:	$

(l) (A) non-cash, non-recurring charges with respect to employee severance, relocation costs and curtailments or modifications to pension or post-retirement employee benefit plans, (B) other extraordinary, unusual or non-recurring non-cash charges (other than the write down of Current Assets), (C) (x) extraordinary, unusual or non-recurring cash charges incurred prior to the Closing Date plus (y) extraordinary, unusual or non-recurring cash charges in an aggregate amount under this Item (C)(2)(l) not to exceed $25,000,000 in any fiscal year and (D) cash charges paid in connection with litigation related to product liability in an aggregate amount not to exceed $10,000,000 in any fiscal year:

$

(m) the Net Cash Proceeds from any issuance of Equity Interests by the BV Borrower to the Equity Investors in an amount not greater than 120% of the amount necessary to ensure that the Borrower Parties are in compliance with the covenants set forth in Section 7.11 of the Credit Agreement for such period, solely to the extent that the Net Cash Proceeds therefrom (A) are actually received by the BV Borrower (including through capital contribution of such Net Cash Proceeds by Parent to the BV Borrower) no later than ten (10) days after the date of delivery of this Compliance Certificate and (B) are Not Otherwise Applied; provided that any infusion of equity pursuant to a Notice of Intent to Make an Equity Infusion shall not be made more than twice in any twelve (12)-month period; it being understood that this clause (m) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 of the Credit Agreement (including for purposes of the definition of “Pro Forma Basis”):

$

(n) any other non-cash charges or expenses to the extent such non-cash charges or expenses do not result in a cash payment in a future period:	$

(o) one-time cash charges relating to the transition costs associated with (a) becoming a stand-alone entity and (b) becoming a public company:	$

(3) An amount which, in the determination of Consolidated Net Income for the Measurement Period, has been included for non-cash income during the Measurement Period (other than with respect to cash actually received):

$

(4) All cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to Item (C)(2)(l) above in such period or in a previous period (other than to the extent the amount thereof is within the basket provided for in Item (C)(2)(l)(C)):

$

(5) To the extent the amount thereof is greater than the amount permitted to be added to Consolidated Net Income pursuant to the basket in Item (C)(2)(l) above, the amount of extraordinary, unusual or non-recurring cash charges in excess of such permitted amount that have been excluded in the determination of Consolidated Net Income for such period:

$

(6) (a) Unrealized losses in respect of Swap Contracts and other embedded derivatives or similar contracts incurred in the ordinary course of business that require the same accounting treatment as Swap Contracts:

$

OR

(b) Unrealized gains in respect of Swap Contracts and other embedded derivatives or similar contracts incurred in the ordinary course of business that require the same accounting treatment as Swap Contracts:

$

(7) Item (C)(2)(a) + Item (C)(2)(b) + Item (C)(2)(c) + Item (C)(2)(d) + Item (C)(2)(e) + Item (C)(2)(f) + Item (C)(2)(g) + Item (C)(2)(h) + Item (C)(2)(i) + Item (C)(2)(j) + Item (C)(2)(k) + Item (C)(2)(l) + Item (C)(2)(m) + Item (C)(2)(n) + Item (C)(2)(o)

$

(8) Item (C)(1) + Item (C)(7)	$

(9) (a) Item (C)(3) + Item (C)(4) + Item (C)(5) + Item (C)(6)(a)	$

OR (b) Item (C)(3) + Item (C)(4) + Item (C)(5) – Item (C)(6)(b)	$

(10) Consolidated EBITDA: Item (C)(8) – Item (C)(9)	$

(D) Adjusted Consolidated Funded Indebtedness

(1) The average daily outstanding amount of revolving borrowings for the Measuring Period:	$

(2) The outstanding amount of all other Consolidated Funded Indebtedness:	$

(3) Adjusted Consolidated Funded Indebtedness: Item (D)(1) + Item (D)(2)	$

(E) †[Excess Cash Flow]

(1) Consolidated EBITDA for the Measurement Period (Item (C)(10)):	$

(2) the sum of (x) Capital Expenditures made in cash to the extent not financed with the proceeds of long-term Indebtedness, equity issuances or other proceeds of a financing transaction that would not be included in Consolidated EBITDA and (y) for the purposes of determining Excess Cash Flow, cash expenditures excluded pursuant to clause (j) of the definition of Capital Expenditures:

$

(3) standalone information technology and license fees paid before December 31, 2007:	$

(4) Consolidated Interest Charges:	$

(5) Consolidated Cash Taxes paid, including cash payments for Federal, state and other income tax liabilities incurred prior to the Closing Date:	$

(6) Consolidated Scheduled Funded Debt Payments:	$

(7) Restricted Payments made by the Borrower Parties to the extent that such Restricted Payments are permitted to be made under Section 7.06(e) of the Credit Agreement:	$

(8) the aggregate principal amount of any long-term Indebtedness voluntarily prepaid (other than (A) prepayments of long-term Indebtedness financed by incurring other long-term Indebtedness, (B) prepayments of Term Loans pursuant to Section 2.05(a) or 2.05(b) of the Credit Agreement and (C) prepayments of Revolving Credit Loans pursuant to Section 2.05(a) of the Credit Agreement); provided that (1) such prepayments are otherwise permitted hereunder and (2) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment:

$

(9) letter of credit fees and annual agency fees:	$

(10) proceeds received by the Borrower Parties from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses to the extent such expenses were added to Consolidated Net Income in determining Consolidated EBITDA:

$

†	Insert if delivering concurrently with or no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) of the Credit Agreement for any fiscal year ending on or after December 31, 2007.

(11) all extraordinary or unusual cash charges:	$

(12) cash payments made in satisfaction of non-current liabilities (other than Indebtedness):	$

(13) cash fees and expenses incurred in connection with the Transactions and not paid with the proceeds of the Loans, the Senior Notes or the Senior Subordinated Notes or, to the extent permitted hereunder, any Investment permitted under Section 7.02 of the Credit Agreement, Disposition permitted under Section 7.05 of the Credit Agreement, Equity Issuance or Debt Issuance (whether or not consummated) and not paid with the proceeds of any financing transaction:

$

(14) fees and expenses in connection with the exchanges or refinancings permitted by Section 7.14 of the Credit Agreement:	$

(15) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date):

$

(16) non-recurring cash charges to the extent included in determining Consolidated EBITDA:	$

(17) cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions:	$

(18) management fees paid under Section 7.08(d) of the Credit Agreement or other monitoring, consulting or advisory fees and related expenses paid to the Sponsor to the extent permitted under the Credit Agreement:

$

(19) cash used to consummate a Permitted Acquisition to the extent not financed with the proceeds of long-term Indebtedness, equity issuances or other proceeds from a financing transaction that would not be included in Consolidated EBITDA:

$

(20) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations for such period:	$

(21) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Eligible Equity Proceeds:	$

(22) cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Charges:	$

(23) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (in the case of this Item (E)(23) and the foregoing Items (E)(2) through Items (E)(22), to the extent made, paid, incurred or for, as the case may be, such fiscal year):

$

(24)(a) increases in working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), excluding changes in working capital resulting from any Permitted Acquisition or Disposition permitted under the Credit Agreement:

OR

$

(b) decreases in working capital for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), excluding changes in working capital resulting from any Permitted Acquisition or Disposition permitted under the Credit Agreement:

$

(25) Item (E)(2) + Item (E)(3) + Item (E)(4) + Item (E)(5) + Item (E)(6) + Item (E)(7) + Item (E)(8) + Item (E)(9) + Item (E)(10) + Item (E) (11) + Item (E)(12) + Item (E)(13) + Item (E)(14) + Item (E)(15) + Item (E)(16) + Item (E)(17) + Item (E)(18) + Item (E)(19) + Item (E)(20) + Item (E)(21) + Item (E)(22) + Item (E)(23)

$

(26) Excess Cash Flow:
Item (E)(1) – Item (E)(25) – Item (E)(24)(a)	$

OR Item (E)(1) – Item (E)(25) + Item (E)(24)(b)	$

IN WITNESS WHEREOF, the Responsible Officer of the BV Borrower has executed this Compliance Certificate on behalf of the BV Borrower on this [            ] day of [                    ], [        ].

SENSATA TECHNOLOGIES B.V.

By:
Name:
Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of April 27, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, (the “BV Borrower”), SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company, (the “US Borrower”), SENSATA TECHNOLOGIES INTERMEDIATE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, the Lenders, the Initial L/C Issuer, the Initial Swing Line Lender and MORGAN STANLEY SENIOR FUNDING, INC.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Facility or Facilities specified on Schedule 1 hereto. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Loans owing to such Assignee will be as set forth on Schedule 1 hereto.

(2) Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

(3) Such Assignee (i) confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon any Agent, any Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (vii) attaches any information related to Taxes as required by Article 3 of the Credit Agreement.

(4) The Assignee hereby confirms that it is a Professional Market Party in accordance with the requirements of the Dutch Exemption Regulation.

(5) Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

(6) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption) and, if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(7) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

(8) This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

(9) This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Assumption by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION

Revolving Credit Loan

Percentage interest assigned		%
Dollar Revolving Credit Commitment assigned	$
Term Loan Facility (US Term Loans)

Percentage interest assigned		%
US Term Loans Commitment assigned	$
Term Loan Facility (Euro Term Loans)

Percentage interest assigned		%
Euro Term Loans Commitment assigned	€

3

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

Effective Date (if other than date of acceptance by Administrative Agent):

1                    , 200

                          Assignor

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: , 200

                          Assignee

, as Assignee
[Type or print legal name of Assignee]

By
Title:

Dated: , 200
Domestic Lending Office:
Eurodollar Lending Office:

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Assumption to the Administrative Agent

4

Accepted [and Approved] this

day of                     , 200

[MORGAN STANLEY SENIOR FUNDING, INC as Administrative Agent][2] .

By
Title:

[L/C ISSUER] [SWING LINE LENDER], or [L/C Issuer] [Swing Line Lender]3

By
Title:

[2]	Required if Assignee is a Person other than a Lender, an Affiliate of a Lender or an Approved Fund.
[3]	Required in case of any assignment of a Revolving Credit Commitment.

5

Accepted [and Approved] this

day of                     , 200

[NAME OF BORROWER][4]

By
Title:

[4]	Required unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g) of the Credit Agreement.